UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 24, 2015

Dear Stockholder:

        I am pleased to invite you to attend Theravance, Inc.'s 2015 Annual Meeting of Stockholders, to be held on Friday, April 24, 2015 at the Presidio Room, Embassy Suites Hotel, San Francisco Airport—South San Francisco, 250 Gateway Boulevard, South San Francisco, California 94080. The meeting will begin promptly at 2:00 p.m., local time.

        Enclosed are the following:

  •
  our Notice of Annual Meeting of Stockholders and Proxy Statement for 2015;

  •
  our Annual Report on Form 10-K for 2014; and

  •
  a proxy card with a return envelope to record your vote.

        Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

        On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Michael W. Aguiar President and Chief Executive Officer

951 Gateway Boulevard
South San Francisco, CA 94080

T 650.238.9600 F 650.827.5083
www.thrxinc.com

Theravance, Inc.
951 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 24, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Theravance, Inc., a Delaware corporation (the "Company"). The meeting will be held on Friday, April 24, 2015 at 2:00 p.m., local time, at the Presidio Room, Embassy Suites Hotel, San Francisco Airport—South San Francisco, 250 Gateway Boulevard, South San Francisco, California 94080 for the following purposes:

  1.
  To elect directors to serve for the ensuing year.

  2.
  To approve a non-binding advisory resolution regarding executive compensation.

  3.
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

  4.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is February 27, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

            You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

        If you have any questions regarding this information or the proxy materials, please visit our website at www.thrxinc.com or contact our investor relations department at investor.relations@thrxinc.com.

By Order of the Board of Directors
Michael W. Aguiar President and Chief Executive Officer

South San Francisco, California
March 24, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held on Friday, April 24, 2015:

The proxy statement is available at http://investor.thrxinc.com/proxy.cfm.

Theravance, Inc.
951 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

        This proxy statement is furnished in connection with solicitation of proxies by our Board of Directors for use at the 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, April 24, 2015 at 2:00 p.m., local time, and any postponements or adjournments thereof. The Annual Meeting will be held at the Presidio Room, Embassy Suites Hotel, San Francisco Airport—South San Francisco, 250 Gateway Boulevard, South San Francisco, California 94080. As used in this proxy statement, the terms "Theravance," "we," "us," and "our" mean Theravance, Inc. and its subsidiaries unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors of Theravance, Inc. is soliciting your proxy to vote at the Annual Meeting to be held on Friday, April 24, 2015 at 2:00 p.m., local time, and any postponements or adjournments thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy via telephone or on the Internet.

        We intend to mail this Proxy Statement and accompanying proxy card on or about March 24, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

What is included in the proxy materials?

        The proxy materials include:

  •
  This Proxy Statement for the Annual Meeting;

  •
  Our 2014 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended December 31, 2014; and

  •
  The proxy card.

Can I attend the Annual Meeting?

        You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of February 27, 2015. Admission will begin at 1:30 p.m. local time on the date of the Annual Meeting, and you must present valid picture identification such as a driver's license or passport and, if asked, provide proof of stock ownership as of February 27, 2015. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting. The meeting will begin promptly at 2:00 p.m. local time.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on February 27, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 116,677,469 shares of Company common stock ("Common Stock") outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

        In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on April 24, 2015 and will be accessible for ten days prior to the meeting at our principal place of business, 951 Gateway Boulevard, South San Francisco, California 94080, between the hours of 9:00 a.m. and 5:00 p.m. local time.

  Stockholder of Record: Shares Registered in Your Name

        If on February 27, 2015 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on February 27, 2015 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. If you do not provide instructions for voting the shares that you beneficially own, the organization holding your shares cannot vote them for you for the election of directors, nor can they vote them for you on Proposal 2. We encourage you to provide voting instructions to the brokerage firm, bank, dealer, or other similar organization that is the record holder of your shares. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

        There are three matters scheduled for a vote:

  •
  Election of six directors;

  •
  Approval of a non-binding advisory resolution regarding executive compensation; and

  •
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

How do I vote?

        With regard to the election of directors, you may either vote "For" all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the six named nominees. For other matters to be voted on, you may vote "For" or "Against" or abstain from voting. We do not have cumulative voting rights for the election of directors. The procedures for voting are explained below.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote by using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote on the Internet, please follow the instructions provided on your proxy card.

  •
  To vote by telephone, please follow the instructions provided on your proxy card.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from us. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Common Stock you owned as of February 27, 2015.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of all six nominees for director, (ii) "For" approval of the advisory resolution regarding executive compensation and (iii) "For" ratification of Ernst & Young LLP as our independent registered public accounting firm. However, with respect to (i) and (ii) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, bank or other agent, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How does the Board of Directors recommend that I vote?

        Our Board of Directors unanimously recommends that you vote your shares:

  •
  "FOR" the six nominees for election as director listed in Proposal 1;

  •
  "FOR" the approval of a non-binding advisory resolution regarding executive compensation; and

  •
  "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the six nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal 2 to approve an advisory resolution regarding executive compensation must receive a "For" vote from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal 3 to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015 must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What happens if additional matters are presented at the Annual Meeting?

        If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current broker voting rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. All of our proposals, except for Proposal 3, are "non-discretionary" and therefore if you hold your shares through a broker, bank or other agent, your shares will not be voted on Proposals 1 and 2 unless you provide voting instructions to the record holder.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 951 Gateway Boulevard, South San Francisco, California 94080.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

        Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following "non-routine" matters absent direction from you: the election of directors and the advisory resolution regarding executive compensation. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on February 27, 2015, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 116,677,469 shares of Common Stock outstanding and entitled to vote. Thus 58,338,735 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Is my vote confidential?

        Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Theravance or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K we file with the Securities and Exchange Commission ("SEC") within four business days after the end of the Annual Meeting.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

When are stockholder proposals due for next year's Annual Meeting?

        If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of the Company on or before November 25, 2015. If you wish to submit a proposal to be presented at the 2016 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our bylaws, must be received by the Corporate Secretary of the Company at Theravance, Inc., 951 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary, no earlier than January 9, 2016 and no later than February 8, 2016. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Theravance's current Bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.thrxinc.com.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of six directors. All six current directors are nominees for election to the Board of Directors at the Annual Meeting, and their ages as of March 31, 2015, their positions and offices held with the Company and certain biographical information are set forth below. Each director to be elected will hold office until the next annual meeting of stockholders, or until the director's death, resignation or removal. All of the nominees listed below are currently directors of the Company. It is our policy to encourage nominees for director to attend the Annual Meeting. Generally we schedule our annual meeting of stockholders on the same day as a meeting of our Board of Directors to facilitate attendance by the director nominees. Two of our directors serving as of our last annual meeting attended the meeting in person.

        Directors are elected by a plurality of the votes properly cast in person or by proxy. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any director nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute director nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected.

NOMINEES

Name	Age	Positions and Offices Held With the Company
Michael W. Aguiar	48	Chief Executive Officer, President and Director
Catherine J. Friedman	54	Director
Terrence Kearney	60	Director
Paul Pepe	56	Director
James L. Tyree	62	Director
William H. Waltrip	77	Chairman

        We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board of Directors. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

        Michael W. Aguiar was appointed President and Chief Executive Officer of Theravance, Inc. and became a member of our Board of Directors in August 2014. He joined Theravance as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Theravance, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently CFO and Vice President Finance for Honeywell Electronic Materials SBU. Mr. Aguiar earned a B.S. in biology from the University of California, Irvine and an M.B.A. in finance from the University of Michigan. Mr. Aguiar's demonstrated leadership in his field, his prior senior management experience in our industry and his experience as our Chief Executive Officer and as our former Chief Financial Officer contributed to our conclusion that he should serve as a director.

        Catherine J. Friedman has served as a member of our Board of Directors since June 2014. Ms. Friedman has served as an independent consultant serving public and private growth companies since 2006. Prior to that, Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman has served on the Board of Directors of GSV Capital Corp. since 2013. She is also on the Board of Directors of XenoPort Inc., a publicly traded biopharmaceutical company, and Enteromedics, a publicly traded medical device company, since 2007. Ms. Friedman is a member of the Board of Trustees for Sacred Heart Schools in Atherton, California and she serves as a Trustee for the Darden School Foundation at the University of Virginia. She has a B.A. from Harvard University and received an M.B.A. from the University of Virginia Darden Graduate School of Business. Ms. Friedman's demonstrated leadership in her field, her knowledge of financial and financing matters and her prior board service contributed to our conclusion that she should serve as a director.

        Terrence Kearney has served as a member of our Board of Directors since October 2014. Mr. Kearney served on the Executive Management Team for Hospira, Inc., a specialty pharmaceutical and medication delivery company, from April 2004 to January 2011. Mr. Kearney served as Chief Operating Officer of Hospira from 2006 through 2010, and also Chief Financial Officer from 2004 to 2006. Mr. Kearney served as Vice President and Treasurer of Abbott Laboratories, a pharmaceuticals and health care products company, from 2001 through April 2004. From 1996 to 2001, Mr. Kearney was Divisional Vice President and Controller for Abbott's International Division. Mr. Kearney also serves on the Board of Directors of Acceleron Pharma, Inc., a biopharmaceutical company, since July 2014 and has been an Independent Director of Vertex Pharmaceutical Incorporated since May 17, 2011. Mr. Kearney earned a B.A. in biology from the University of Illinois and an M.B.A. from the University of Denver. Mr. Kearney's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

        Paul Pepe has served as a member of our Board of Directors since June 2014. He has been a Managing Director in Corporate Finance Advisory at Wells Fargo Securities since 2011. From 2009 to 2011, Mr. Pepe was a Managing Director at Citadel LLC responsible for Equity Capital Markets. Prior to joining Citadel, Mr. Pepe spent nearly 22 years with Bank of America Corporation and Merrill Lynch & Co., most recently as Head of the Americas Corporate Finance Group from 2003 to 2009. During his tenure at Merrill Lynch & Co., he also co-headed the Equity Linked Capital Markets Group (which comprises convertible bond origination and corporate equity derivative coverage) and headed the corporate equity derivative effort at the firm. He began his career at Manufacturers Hanover Trust Company (now part of J.P. Morgan). Mr. Pepe holds a B.S. from Adelphi University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Pepe's demonstrated leadership in his field and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

        James L. Tyree has served a member of our Board of Directors since June 2014. He is the co-founder and managing partner at Tyree and D'Angelo Partners. Since 2000, he held numerous executive positions at Abbott including Corporate Vice President Pharmaceutical and Nutritional Products Group Business Development, Senior Vice President Global Nutrition, and Executive Vice President Global Pharmaceuticals. He retired as President of Abbott Biotechnology Ventures in March, 2012. Prior to joining Abbott, Mr. Tyree was the President of Sugen Inc. Earlier in his career, Mr. Tyree held management positions in Bristol-Myers Squibb, Pfizer, and Abbott. Mr. Tyree is a member of the Advisory Board of the University Of Chicago Graduate School Of Business (Booth). He is past chairman of the Board of Directors of the Illinois Biotechnology Industry Organization. Mr. Tyree is an Independent Director for SonarMed, a privately held developer and manufacturer of critical care respiratory monitoring technologies. Mr. Tyree also serves on the Board of Directors of

Genelux and ChemCentryx. Mr. Tyree holds a B.A., a B.S. and an M.B.A. from Indiana University. Mr. Tyree's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

        William H. Waltrip has served as a member of our Board of Directors since April 2000, and as Chairman of the Board of Directors since October 2014. Mr. Waltrip served from 1993 until 2003 as Chairman of the board of directors of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was Chief Executive Officer of that company. From 1995 to 1998 he also served as Chairman of Bausch & Lomb Inc., and during 1996 and 2002 was the company's Chief Executive Officer. From 1991 to 1993 he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988 he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been President, Chief Executive Officer and a director of Purolator Courier Corporation. He was previously a member of the board of directors of Charles River Laboratories Corporation and Thomas & Betts Corporation. Mr. Waltrip's demonstrated leadership in his field, his understanding of our industry and his experience as a chief executive officer and chairman of several companies contributed to our conclusion that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE.

SPIN-OFF OF THERAVANCE BIOPHARMA

        On June 1, 2014, we separated our biopharmaceutical research and drug development operations from our late-stage partnered respiratory assets by transferring our research and drug development operations into our then wholly-owned subsidiary, Theravance Biopharma, Inc. ("Theravance Biopharma"). All outstanding shares of Theravance Biopharma were then distributed to Theravance stockholders as a pro-rata dividend distribution on June 2, 2014 by issuing one ordinary share of Theravance Biopharma for every 3.5 shares held of our common stock to stockholders of record on May 15, 2014 (the "Spin-Off"). The Spin-Off resulted in Theravance Biopharma operating as an independent publicly-traded company.

        On June 2, 2014, immediately after the Spin-Off, Catherine J. Friedman, Paul Pepe and James L. Tyree became members of our Board of Directors and immediately after the effectiveness of the appointment of these new directors, Henrietta H. Fore, Robert V. Gunderson, Jr., Esq., Burton G. Malkiel, Ph.D., Peter S. Ringrose, Ph.D., George M. Whitesides, Ph.D. and William D. Young resigned as directors.

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the listing standards of The Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Management has reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Michael W. Aguiar, our Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip presides over these executive sessions. The Board has an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee and a Stock Option Committee. The following table provides membership and meeting information for each of the Board committees during 2014:

Director	Audit		Compensation		Nominating/ Corporate Governance		Stock Option
Michael W. Aguiar(1)							X	(2)
Catherine J. Friedman(3)	X	(3)	X	(3)
Terrence Kearney(4)			X	(5)
Paul Pepe(3)	X	*(3)			X	(3)
James L. Tyree(3)	X	(3)	X	*(3)	X	(3)
William H. Waltrip	X	(9)	X	(6)	X	*
Rick E Winningham(7)							X	(8)
Henrietta H. Fore(9)	X	(9)
Robert V. Gunderson, Jr.(9)
Arnold J. Levine, Ph.D.(10)
Burton G. Malkiel, Ph.D.(9)	X	(9)			X	(9)
Peter S. Ringrose, Ph.D.(9)			X	(9)
George M. Whitesides, Ph.D.(9)			X	(9)
William D. Young(9)			X	(9)	X	(9)
Total meetings in fiscal year 2014	9		11		1		0	#

*
Current Committee Chairperson.

#
One person committee did not meet in 2014, but acted by written consent during the year.

(1)
Appointed on August 5, 2014.

(2)
Appointed as of August 15, 2014.

(3)
Appointed as of June 2, 2014.

(4)
Appointed as of October 30, 2014.

(5)
Appointed as of December 16, 2014.

(6)
Appointed as of June 19, 2014 and resigned as of December 16, 2014.

(7)
Resigned as of October 30, 2014.

(8)
Resigned as of August 15, 2014.

(9)
Resigned as of June 2, 2014.

(10)
Resigned as of May 22, 2014.

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

  Audit Committee

        The Audit Committee of the Board of Directors oversees our accounting practices, systems of internal controls and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves all audit and permissible non-audit services provided by the independent auditors to the Company; confers with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls; consults with management and the independent auditors regarding Company policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by the Company; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related-person transactions in accordance with the Company's Policies and Procedures with respect to Related-Person Transactions and applicable Nasdaq rules; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.thrxinc.com. The current members of the Audit Committee are Catherine J. Friedman, Paul Pepe (Chairman) and James L. Tyree. Henrietta H. Fore, Burton G. Malkiel, Ph.D. and William H. Waltrip served on the Audit Committee in 2014 prior to the Spin-Off. The Audit Committee met 9 times during 2014.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Paul Pepe is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Mr. Pepe's level of knowledge and experience based on a number of factors, including his post-graduate education in finance and his more than twenty-five years of employment in financial services.

  Compensation Committee

        The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. Specifically, the committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our principal executive officer and other executive officers; approves the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year; recommends to the Board of Directors the compensation of the directors; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans and approves the adoption of and amendments to these plans; grants stock options and other equity awards; administers our equity incentive plans and similar programs; monitors application of stock ownership guidelines; and administers, concurrently with the Board of Directors, the executive officer recoupment policy. A more detailed description of the committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.thrxinc.com. The current members of the Compensation Committee are Catherine J. Friedman,

Terrence Kearney and James L. Tyree (Chairman). William H. Waltrip served on the committee prior to his resignation in December 16, 2014 and Peter S. Ringrose, Ph.D., George M. Whitesides, Ph.D. and William D. Young served on the committee in 2014 prior to the Spin-Off. All current members of the committee are independent (as independence is defined for board members in the Nasdaq listing standards and as independence is defined for compensation committee members in the Nasdaq listing standards).

        The Compensation Committee met 11 times during 2014. Mr. Aguiar, our Chief Executive Officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the committee's deliberations about their compensation. Prior to their resignations following the Spin-Off, Mr. Winningham, our former Chief Executive Officer, made recommendations to the committee regarding the amount and form of the compensation of the executive officers (other than himself) and key employees, and he often participated in the committee's deliberations about their compensation. In addition, Mr. Shafer, our former General Counsel, and Dennis Driver, our former Vice President, Human Resources, also assisted the committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

        The Compensation Committee has retained Frederic W. Cook & Co. ("FW Cook") as its independent compensation consultant. FW Cook serves at the pleasure of the committee rather than our management and its fees are approved by the committee. FW Cook provides the committee with data about the compensation paid by our peer group and other employers who compete with the Company for executives, updates the committee on new developments in areas that fall within the committee's jurisdiction and is available to advise the committee regarding all of its responsibilities. FW Cook also provides data and recommendations concerning the compensation of directors. The committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the committee.

        The Compensation Committee, in consultation with FW Cook, reviews and approves the overall strategy for compensating members of the Board of Directors. Specifically, the committee reviews the compensation of the directors and recommends to the Board any changes to the compensation of the directors.

  Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and advising the Board on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.thrxinc.com. The current members of the Nominating/Corporate Governance Committee are Paul Pepe, James L. Tyree and William H. Waltrip (Chairman). Burton G. Malkiel, Ph.D. and William D. Young served on the Nominating/Corporate Governance Committee in 2014 prior to the Spin-Off. All current members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating/Corporate Governance Committee met one time during 2014.

        Our Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating/Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating/Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating/Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation as required by the Stockholder-Director Communications Policy. Our Stockholder-Director Communications Policy can be found on the corporate governance section of our website at www.thrxinc.com.

  Stock Option Committee

        The Stock Option Committee, of which Michael W. Aguiar is the sole member, may grant equity awards under the 2012 Equity Incentive Plan (the "2012 Incentive Plan") to employees who are not executive officers. Mr. Winningham was the sole member of the Stock Option Committee until his resignation on August 15, 2014. During 2014, the Stock Option Committee did not meet, but acted by written consent five times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Peter S. Ringrose, Ph.D., George M. Whitesides, Ph.D., William D. Young, Catherine J. Friedman, Terrence Kearney, James L. Tyree and William H. Waltrip served on the Compensation Committee of the Board of Directors during 2014. None of the members of the Compensation Committee was at any time during the 2014 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

        Mr. Waltrip has served as lead independent director since April 2005 and as Chairman of the Board of Directors since October 2014. As the lead independent director and as Chairman, Mr. Waltrip coordinates the activities of the other independent directors, including coordinating an appropriate schedule of Board of Directors and committee meetings, suggesting agenda topics for meetings of the Board of Directors, coordinating on the quality, quantity and timeliness of information submitted by management to independent directors, developing agendas for and serving as chairman of the executive sessions of the Board of Directors' independent directors, discussing the results of the Chief Executive Officer's performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, delivering the results of the evaluation to the Chief Executive Officer, and coordinating with the General Counsel and Corporate Secretary responses to questions and/or concerns from stockholders, employees, or other interested parties.

        Following Mr. Winningham's resignation as Chief Executive Officer subsequent to the Spin-Off, our Board of Directors determined to separate the roles of Chairman and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while further enabling the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board of Directors, particularly as the Board of Directors' oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

RISK OVERSIGHT MANAGEMENT

        Our Board of Directors provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met 22 times during 2014. Each Board member, except for Arnold Levine, attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which such member was a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Stockholders interested in communicating with the Board of Directors or a particular director should send correspondence to Theravance, Inc. at 951 Gateway Boulevard, South San Francisco, CA 94080, Attn: Corporate Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears on the Company's books and, if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the number of shares of the Company's common stock that are owned of record by the record holder and beneficially by the beneficial owner. Pursuant to our Stockholder-Director Communications Policy, the Corporate Secretary has been instructed, in his discretion, to screen out communications from stockholders that are not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Corporate Secretary will forward it, depending on the subject matter, to the chairperson of a committee of the Board or a particular director, as appropriate.

CODE OF BUSINESS CONDUCT

        The Company has adopted the Theravance, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct, as amended and restated on December 15, 2010, is available on the corporate governance section of our website at www.thrxinc.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

2014 DIRECTOR COMPENSATION

        Our non-employee directors receive both cash and equity compensation for services provided as a director. Equity compensation is structured as periodic automatic grants under a program implemented under our 2012 Equity Incentive Plan, which are non-discretionary. Following the Spin-Off, both components of our compensation program for our non-employee directors were amended, as described below.

Prior Compensation Program

        Cash Compensation.    Prior to the amendment of the non-employee director compensation program, each member of our Board who was not an employee was paid the following retainers and meeting fees for Board and committee service:

  •
  $50,000 annual retainer for service as a member of our Board;

  •
  An additional $25,000 annual retainer for service as the lead independent director of our Board;

  •
  $20,000 annual retainer for service as the chairperson of the Audit Committee;

  •
  $13,000 annual retainer for service as the chairperson of the Compensation Committee;

  •
  $10,000 annual retainer for service as the chairperson of the Nominating/Corporate Governance Committee and/or the Science and Technology Advisory Committee; and

  •
  $1,000 for each Board and committee meeting attended in person ($500 for scheduled in-person meetings that a Board member attended by video or telephone conference).

        The members of our Board were also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

        Equity Compensation.    Under the equity component of our director compensation program, our non-employee directors receive initial equity awards upon joining our Board, as well as annual equity awards in connection with each annual meeting of stockholders. Prior to the program's amendment, these awards were structured as follows:

  •
  Annual Equity Awards—Upon conclusion of each regular annual meeting of stockholders, each non-employee director who would continue to serve as a member of the Board was automatically granted restricted stock units ("RSUs") covering 6,000 shares of our Common Stock and a nonstatutory stock option covering 6,000 shares of our Common Stock. These awards vested monthly over the twelve month period of service following the date of grant.

  •
  Initial Equity Awards—On the date of joining our Board, each new non-employee director was automatically granted (i) a one-time grant of RSUs covering 6,000 shares of our Common Stock and (ii) a one-time nonstatutory stock option grant covering 6,000 shares of our Common Stock. These initial equity grants vested monthly over the director's first two years of service. In addition, the new director also received the standard annual equity awards described above (if joining on the date of our annual meeting of stockholders) or pro-rated annual equity awards (if joining on any other date). The pro-ration was based upon the number of months of service the new director would provide during the 12-month period ending on the one-year anniversary of the most recent annual meeting of stockholders.

        All automatic equity awards vest in full if the Company is subject to a change in control or the Board member dies while in service. Each RSU granted pursuant to the automatic grant program prior to its amendment will be settled and shares issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after the director's service terminates or the director's death or (C) the occurrence of a change in control. Each stock option granted pursuant to the automatic grant program had an exercise price equal to the fair market value of our Common Stock on the date of grant, a term of up to ten years and will remain exercisable for three years following termination of a director's service other than for cause

        In accordance with our 2012 Equity Incentive Plan and automatic grant program, the equity awards granted to our non-employee directors in 2014 were adjusted in connection with the Spin-Off using a formula designed to preserve the intrinsic value of the equity awards prior to the Spin-Off. As a result, the options and RSUs granted to our non-employee directors in connection with our 2014 annual meeting and to our new non-employee directors on June 2, 2014 each covered 7,585 shares of our Common Stock. In addition, in connection with the Spin-Off, vested stock options held by our non-employee directors who transferred to the board of directors of Theravance Biopharma were amended to provide that they will remain outstanding and exercisable based on service to the board of directors of Theravance Biopharma following the Spin-Off.

Amended Compensation Program

        Cash Compensation.    As amended, and effective as of June 2, 2014, each member of our Board who is not an employee is paid the following retainers for Board and committee service and we no longer pay fees for attendance at Board and committee meetings:

  •
  $50,000 annual retainer for service as a member of our Board;

  •
  An additional $25,000 annual retainer for service as the lead independent director of our Board;

  •
  An additional $50,000 annual retainer for service as the chairman of our Board;

  •
  $10,000 annual retainer for service as a member of our Audit Committee;

  •
  An additional $15,000 annual retainer for service as the chairperson of our Audit Committee;

  •
  $10,000 annual retainer for service as a member of our Compensation Committee;

  •
  An additional $12,500 annual retainer for service as the chairperson of our Compensation Committee;

  •
  $5,000 annual retainer for service as a member of our Nominating/Corporate Governance Committee; and

  •
  An additional $7,500 annual retainer for service as the chairperson of our Nominating/Corporate Governance Committee.

        The members of our Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

        Equity Compensation.    As amended in September 2014, our non-employee directors receive the following initial equity awards upon joining our Board and annual equity awards in connection with each annual meeting of stockholders:

  •
  Annual Equity Awards—Upon the conclusion of each regular annual meeting of stockholders, each non-employee director who will continue to serve as a member of the Board is automatically granted an RSU award covering a number of shares of our Common Stock equal to $250,000 divided by the closing price of a share of our Common Stock on the date of grant, rounded down to the nearest whole share. Each annual RSU award vests on the sooner of the next annual stockholder meeting or the one year anniversary of the date of grant, subject to the director's continuous service through such date.

  •
  Initial Equity Awards—On the date of joining our board, each new non-employee director is automatically granted a one-time initial RSU award covering a number of shares of our Common Stock equal to $250,000 divided by the closing price of a share of our common stock on the date of grant, rounded down to the nearest whole share. This initial RSU award vests in two equal annual installments over the director's first two years of service. In addition, the new non-employee director also receives the annual equity award described above (if joining on the date of our annual meeting of stockholders) or a pro-rated annual equity award (if joining on any other date) that vests on the sooner of the next annual stockholder meeting or the one-year anniversary of the date of grant. The size of each pro-rated annual equity award is based on the number of whole months remaining until the anniversary of the prior year's stockholders' meeting.

        All RSU awards granted to our non-employee directors pursuant to the automatic grant program will vest in full if the Company is subject to a change in control or the Board member dies while in service and will be settled in shares of our Common Stock on the vesting date. Additionally, all RSU awards granted to our non-employee directors pursuant to the automatic grant program carry dividend equivalent rights to be credited with an amount equal to all cash dividends paid on the underlying shares of our Common Stock while unvested, which are paid in cash upon vesting.

        In addition to the automatic RSUs described above, directors are also eligible to receive other equity awards under our 2012 Equity Incentive Plan.

        In order to align the equity compensation granted to the non-employee directors who joined our Board of Directors at the time of the Spin-Off with the amended program, Messrs. Pepe and Tyree and Ms. Friedman were each granted an additional 6,500 RSUs in December 2014. 75% of these RSUs vest on the date of our 2015 annual meeting of stockholders and the remaining 25% of the RSUs vest on the date of our 2016 annual meeting of stockholders. Mr. Waltrip received 3,250 RSUs in December 2014 in order to align his 2014 annual equity award with the amended program. These RSUs vest in full on the date of our 2015 annual meeting of stockholders. Like awards granted under the automatic director grant program, these RSU awards will vest in full if the Company is subject to a change in control or the Board member dies while in service and carry dividend equivalent rights.

Consulting Agreement with Dr. Levine

        In connection with his retirement from our Board in May 2014, we entered into a consulting agreement with Dr. Levine pursuant to which he would consult with and advise Theravance for up to one year. Pursuant to that agreement, Dr. Levine receives a consulting fee of $450 per hour and his outstanding stock options, which were fully vested at the time of his retirement, remain outstanding based on Dr. Levine's consulting services to Theravance and/or Theravance Biopharma, Inc. or any of their subsidiaries. In connection with the Spin-Off Dr. Levine's consulting agreement was assigned to Theravance Biopharma on June 2, 2014. As a result, Dr. Levine no longer provides consulting services to us.

2014 Director Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2014, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
(a)	(b)		(c)	(d)	(h)
Catherine J. Friedman(5)	60,984	(6)	447,797	170,928	679,709
Terrence Kearney(7)	9,068		374,986	—	384,054
Paul Pepe(5)	66,577	(6)	447,797	170,928	685,302
James L. Tyree(5)	70,769	(6)	447,797	170,928	689,494
William H. Waltrip	114,226		220,117	81,766	416,109
Henrietta H. Fore(8)	37,016		171,240	81,737	289,993
Robert V. Gunderson, Jr.(8)	31,516		171,240	81,737	284,493
Arnold J. Levine(9)	29,407		—	—	29,407
Burton G. Malkiel(8)	47,423		171,240	81,737	300,400
Peter S. Ringrose(8)	39,016		171,240	81,737	291,993
George M. Whitesides(8)	39,016		171,240	81,737	291,993
William D. Young(8)	42,481		171,240	81,737	295,458

(1)
Includes the annual retainers paid to each director, as well as fees for attendance at Board and committee meetings prior to June 2, 2014.

(2)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2014 computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 27, 2015 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards. In the case of Ms. Fore, Messrs. Gunderson and Young and Drs. Malkiel, Ringrose and Whitesides, the amounts in the "Stock Awards" and "Option Awards" columns reflect grants of automatic RSUs and options made to the directors in connection with our 2014 annual meeting, which were forfeited in their entirety when the directors resigned in connection with the spin-off of Theravance Biopharma.

(3)
As of December 31, 2014, the above-listed current and former directors held outstanding RSUs under which the following number of shares of our Common Stock are issuable: Ms. Fore (22,755); Ms. Friedman (21,670); Mr. Gunderson (22,755); Mr. Kearney (23,133); Dr. Levine (22,755); Dr. Malkiel (22,755); Mr. Pepe (21,670); Dr. Ringrose (22,755); Mr. Tyree (21,670); Mr. Waltrip (33,590); Dr. Whitesides (22,755); and Mr. Young (22,755).

(4)
As of December 31, 2014, the above-listed current and former directors held outstanding options to purchase the following number of shares of our Common Stock: Ms. Fore (34,132); Ms. Friedman (15,170); Mr. Gunderson (89,515); Dr. Levine (89,515); Dr. Malkiel (75,854); Mr. Pepe (15,170); Dr. Ringrose (22,755); Mr. Tyree (15,170); Mr. Waltrip (97,100); Dr. Whitesides (89,515); and Mr. Young (89,515).

(5)
Ms. Friedman and Messrs. Pepe and Tyree joined our Board effective June 2, 2014, in connection with the Spin-Off.

(6)
Includes a special one-time payment of $20,000 paid to each of Ms. Friedman and Messrs. Pepe and Tyree in light of their enhanced responsibilities and commitment of significant time as new non-employee directors as a result of the Spin-Off.

(7)
Mr. Kearney joined our Board effective October 30, 2014.

(8)
Ms. Fore, Messrs. Gunderson and Young and Drs. Malkiel, Ringrose and Whitesides resigned from our Board in connection with the Spin-Off, effective June 2, 2014.

(9)
Dr. Levine resigned from our Board effective May 22, 2014.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

        In July 2010 the Board adopted stock ownership guidelines for non-employee directors. Pursuant to these guidelines, beginning on the later of July 20, 2015 or after five years of service, non-employee directors are expected to hold shares of our Common Stock (including RSUs, and whether or not vested) with a value equal to at least three times their annual base cash retainer. We anticipate that all non-employee directors with at least one year of service on our Board will own sufficient shares of our Common Stock or unvested RSUs to satisfy the stock ownership guidelines when they become effective.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with SEC rules, stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a "Say On Pay" proposal.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As described further in the "Compensation of Named Executive Officers" section of this Proxy Statement, beginning on page 28, including the "Compensation Discussion and Analysis" and the related tables and narrative, 2014 was a year of transition for Theravance. As a result of the spin-off of our drug discovery and development business into a separate publicly-traded company in June 2014, our business fundamentally changed from that of a biopharmaceutical development company to that of a biopharmaceutical royalty management company with a goal of providing capital returns to stockholders and there was significant turnover in our management team and board of directors. While there are ongoing discussions regarding the transformation of our compensation philosophy and incentive designs in light of these changes, the primary goals of our compensation programs have been and continue to be to fairly compensate employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders.

        In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on the following resolution:

        RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as disclosed in the 2014 Summary Compensation Table and the accompanying tables and narrative, including "Compensation Discussion and Analysis."

        This Say On Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees(1)(2)	$899	$2,306
Tax Fees(3)	376	1,254
All Other Fees	—	—

Total Fees	$1,275	$3,560

(1)
For professional services rendered for the integrated audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2014 and 2013 and the audit of internal control over financial reporting as of December 31, 2014 and 2013. For the years ended December 31, 2014 and 2013, the audit fees also include the review of quarterly financial statements included in our quarterly reports on Form 10-Q, fees for services associated with our registration statements, and accounting consultations.

(2)
Audit fees include audits in connection with the Spin-Off.

(3)
Tax fees include tax advisory and tax planning services.

        All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE(1)

        The Audit Committee of the Board of Directors consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Paul Pepe is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

        The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

        Our management is responsible for preparing our financial statements and our financial reporting process. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of our internal control over financial reporting as of the end of the fiscal year.

        The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 ("10-K").

        The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

        Submitted by the following members of the Audit Committee:

Paul Pepe, Chairman Catherine J. Friedman James L. Tyree

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

        The names of the executive officers of Theravance who are not also directors of Theravance and certain information about each of them as of March 31, 2015 are set forth below:

        Eric d'Esparbes joined Theravance, Inc. as Senior Vice President and Chief Financial Officer in October 2014. From 2010 to 2014, Mr. d'Esparbes served as the Chief Financial Officer of Joule Unlimited, a biotechnology company, where he was responsible for overseeing all of the company's financial, tax, treasury and accounting activities. Prior to Joule Unlimited, he was the Vice President, Finance of AEI Energy ("AEI"), a global emerging markets energy company, where he was responsible for optimizing the capital structure of AEI's international portfolio of energy assets, and from 2007 to 2010 served as Senior Vice President and Chief Financial Officer at AEI Asia. Mr. d'Esparbes has also served as Chief Financial Officer and other senior financial roles at Meiya Power Company Limited from 1999 to 2007 and senior financial roles at Hydro-Quebéc International from 1993 to 1999. Mr. d'Esparbes earned a Bachelor's degree in International Finance from the University of Montreal's Hautes Etudes Commerciales in Montreal, Canada.

        George B. Abercrombie, RPh, MBA joined Theravance, Inc. as Senior Vice President, Corporate Partnerships, Commercial in June 2014. Mr. Abercrombie served as President and Chief Executive Officer at Hoffmann-La Roche Incorporated from 2001-2009 where he was responsible for leading Roche's North American Pharmaceuticals Operations. Before joining Roche, Mr. Abercrombie held a variety of Executive-level positions at Glaxo Wellcome and Merck. Since retiring from Hoffman-La Roche in 2009 Mr. Abercrombie has served on Boards of Directors of public and private companies and has advised early stage BioPharma companies as President of Abercrombie Advisors LLC. He currently serves as a Director on the Boards of Biocryst Pharmaceuticals, Brickell Biotech, Physicians Interactive Holdings, Project HOPE, the North Carolina GlaxoSmithKline Foundation, and he is a member of the Duke University Department of Psychiatry and Behavioral Sciences Advisory Board. Additionally, Mr. Abercrombie is an Adjunct Professor at Duke University's Fuqua School of Business where he teaches second year MBA candidates in Fuqua's Health Sector Curriculum. Mr. Abercrombie holds a bachelor's degree in pharmacy from the University of North Carolina at Chapel Hill and an MBA from Harvard University.

        Theodore J. Witek, Jr., Dr.P.H. joined Theravance, Inc. as Senior Vice President, Corporate Partnerships, Clinical and Medical Affairs in July 2014. Directly prior to joining Theravance, Dr. Witek served as President and Chief Executive Officer of Boehringer Ingelheim Canada Ltd. Joining Boehringer in 1992, Dr. Witek held a number of positions of increasing responsibility, during which time he led the global clinical development and launch of several respiratory products, most notably Spiriva®. He also led the Respiratory and Immunology clinical research groups in the United States. In 2001, he moved to Germany to lead the operating team for Spiriva® where he also served as the Boehringer Ingelheim Co-Chair of the Joint Operating Committee with Pfizer in their global alliance. During his tenure in Canada, Dr. Witek served on the Board of Directors at Rx&D, Canada's National Association for Research-Based Pharmaceutical Companies, chairing its Heath Technology Assessment Committee and Public Affairs Committee. He also served over ten years on the Drug/Device Discovery and Development Committee of the American Thoracic Society, serving as Chairman from 2010 to 2012. He is currently appointed to the Ontario Heath Innovation Council. Dr. Witek holds a Doctor of Public Health degree from Columbia University, a Master of Public Health from Yale University, and a Master of Business Administration from Henley Management College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of February 28, 2015 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        This table lists applicable percentage ownership based on 116,677,469 shares of Common Stock outstanding as of February 28, 2015. Options to purchase shares of our Common Stock that are exercisable within 60 days of February 28, 2015 and restricted stock units ("RSUs") that may be settled on or within 60 days of February 28, 2015 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	31,581,179	27.1%
Baupost Group, L.L.C.(3) 10 St. James Ave, Suite 1700 Boston, MA 02116	21,753,460	18.6%
FMR LLC(4) 245 Summer Street Boston, MA 02210	17,144,923	14.7%
Iridian Asset Management(5) 276 Post Road West Westport, CT 06880	12,397,565	10.6%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10022	6,815,020	5.8%

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
Named Executive Officers and Directors
William Waltrip(7)	183,367	*
Michael W. Aguiar(8)	673,275	*
Cathy Friedman(9)	14,356	*
Terrence Kearney(10)	7,711	*
Paul Pepe(11)	14,356	*
James L. Tyree(12)	14,356	*
Eric d'Esparbes(13)	139,443	*
George Abercrombie(14)	81,429	*
Theodore Witek	—	*
Mathai Mammen, M.D., Ph.D.(15)	522,748	*
Rick E Winningham(16)	1,301,011	1.0%
Leonard M. Blum(17)	675,444	*
All current executive officers and directors as a group (9 persons)(18)	1,128,293	1.0%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 951 Gateway Boulevard, South San Francisco, California 94080.

(2)
Does not include the additional purchase of 92,674 shares reported on a Form 4 filed with the Securities and Exchange Commission on March 2, 2015. Shares are held of record by Glaxo Group Limited ("GGL"), a limited liability company organized under the laws of England and Wales and a wholly-owned subsidiary of GlaxoSmithKline plc ("GSK"), an English public limited company.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 13, 2015 and on which the information reported herein is based.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on March 4, 2015. Iridian Asset Management ("Iridian") has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. Various individuals may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of Common Stock and disclaim beneficial ownership of such shares.

(6)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2015.

(7)
Includes: (i) 96,468 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii) 10,835 shares subject to RSUs that will settle within 60 days of February 28, 2015.

(8)
Includes: (i) 152,033 shares subject to options exercisable within 60 days of February 28, 2015 and (ii) 397,461 restricted shares subject to performance-based and time-based vesting.

(9)
Includes: (i) 9,481 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii) 4,875 shares subject to RSUs that will settle within 60 days of February 28, 2015.

(10)
Includes: 7,711 shares subject to RSUs that will settle within 60 days of February 28, 2015.

(11)
Includes: (i) 9,481 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii) 4,875 shares subject to RSUs that will settle within 60 days of February 28, 2015.

(12)
Includes: (i) 9,481 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii) 4,875 shares subject to RSUs that will settle within 60 days of February 28, 2015.

(13)
Includes: 139,443 restricted shares subject to time-based vesting.

(14)
Includes: 18,429 restricted shares subject to time-based vesting.

(15)
Includes: (i) 176,496 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii) 140,000 restricted shares subject to performance-based and time-based vesting.

(16)
Includes: (i) 175,372 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii) 308,000 restricted shares subject to performance-based and time-based vesting.

(17)
Includes: (i) 259,184 shares subject to stock options exercisable within 60 days of February 28, 2015 and (ii)140,000 restricted shares subject to performance-based and time-based vesting.

(18)
Includes an aggregate of 276,944 shares subject to options exercisable within 60 days of February 28, 2015, 33,171 shares subject to RSUs that will settle within 60 days of February 28, 2015 and 618,333 restricted shares subject to performance-based and time-based vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        We believe that during the fiscal year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and written representations from certain parties that no other reports were required.

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and offers perspective on the data presented in the tables and narrative that follow.

        Important to an understanding of this Compensation Discussion and Analysis is the fact that we successfully separated our drug discovery and development business into a separate publicly traded company in June 2014 through a spin-off of Theravance Biopharma (the "Spin-Off"). The resulting transformation in our business, senior management team and board of directors are recurring themes in this Compensation Discussion and Analysis. The disclosure of compensation decisions made by our pre-Spin-Off Compensation Committee in connection with the Spin-Off creates the appearance of a more complicated and higher magnitude 2014 compensation program than was the case as Spin-Off related modifications to equity awards granted in 2011 resulted in the re-valuation and re-disclosure of these earlier awards as though they were new 2014 compensation. In many cases, these decisions by the pre-Spin-Off Compensation Committee impacted named executive officers now employed by Theravance Biopharma, rather than by us. None of the pre-Spin-Off Compensation Committee members that made these decisions are currently serving on the Compensation Committee.

        For 2014, our ongoing "named executive officers" include:

  •
  Michael W. Aguiar, our President and Chief Executive Officer (and, prior to August 2014, our Chief Financial Officer),

  •
  Eric d'Esparbes, our Senior Vice President and Chief Financial Officer,

  •
  George B. Abercrombie, our Senior Vice President, Corporate Partnerships, Commercial, and

  •
  Theodore J. Witek, Jr., Senior Vice President, Corporate Partnerships, Clinical and Medical Affairs.

        Our 2014 named executive officers also include the following former executive officers, all of whom are now employees of Theravance Biopharma following the Spin-Off:

  •
  Rick E Winningham, our former Chief Executive Officer,

  •
  Leonard M. Blum, our former Senior Vice President and Chief Commercial Officer, and

  •
  Mathai Mammen, our former Senior Vice President, Research & Development.

Executive Summary

2014 Performance Highlights

        2014 was a year of significant accomplishment for Theravance, including:

  •
  The successful execution of the Spin-Off. From the time we announced our intention to effect the Spin-Off until the date of the Spin-Off, approximately $700 million in value was created for Theravance shareholders based on a comparison of the market capitalization of Theravance on April 23, 2013 and the combined market capitalizations of Theravance and Theravance Biopharma on June 2, 2014,

  •
  The completion of a $450,000,000 royalty monetization transaction,

  •
  Numerous global product launches for BREOTM and ANOROTM (our respiratory programs partnered with GSK),

  •
  Initiation of DIAMOND phase 3 clinical exacerbation study,

  •
  A more collaborative GSK relationship, and

  •
  A successful transition to the new Theravance management team, board of directors (and Compensation Committee) and infrastructure.

        Our 2014 goals primarily included metrics over which we have direct control or significant influence and, therefore, did not include sales targets or stock price metrics since these metrics are not controlled directly by Theravance. Our partner GSK is responsible for conducting all global sales and marketing activities for both BREOTM and ANOROTM from which we receive royalties. We were disappointed with 2014 sales performance for both BREOTM and ANOROTM by our partner GSK, which were below our expectations and which we associate with the decline in our stock price in the second half of the year. However, we believe we have made significant progress working with GSK to improve U.S. marketing efforts as evidenced by better sales performance during the fourth quarter of 2014.

2014 Spin-Off

        As a result of the Spin-Off:

  •
  Our business fundamentally changed from that of a biopharmaceutical development company to that of a biopharmaceutical royalty management company with a goal of providing capital returns to stockholders,

  •
  The majority of our employees went to work for Theravance Biopharma—our headcount declined from 241 employees on December 31, 2013 to 10 employees on December 31, 2014—and there was significant transition and turnover within our management team,

  •
  Immediately after the Spin-Off, our former Chief Executive Officer was serving both as our Chief Executive Officer and as part-time Chief Executive Officer of Theravance Biopharma while we searched for his successor. In August, our Board of Directors promoted our then-Chief Financial Officer, Michael Aguiar, to President and Chief Executive Officer and Mr. Winningham resigned to work full-time for Theravance Biopharma. No severance was paid to Mr. Winningham upon his resignation,

  •
  In connection with the Spin-Off, the composition of the Company's Compensation Committee changed, such that no member of the Compensation Committee that served in 2013 or prior to the Spin-Off on June 2, 2014 is currently a member of the Compensation Committee or a member of the post-Spin-Off Board of Directors,

  •
  Our current Compensation Committee was not involved in any of the pre-Spin-Off compensation decisions,

  •
  The decisions made by our pre-Spin-Off Compensation Committee related to the Six-Year Performance RSAs described in "Amendments to Equity Awards in Connection with the Spin-Off" below, were designed to continue an important multi-year performance-based equity program in a manner that was relevant in light of the business transformation resulting from the Spin-Off, while at the same time treating participants fairly, promoting retention and rewarding participants for the stockholder value created immediately after the Spin-Off. These actions had accounting consequences because they required modifications to the original terms of the Six-Year Performance RSAs. In accordance with SEC rules, these accounting modifications are disclosed as 2014 compensation in the Summary Compensation Table, rather than part of a long-term continuing program that was begun in 2011. This new Summary Compensation Table disclosure inflates the appearance of the affected named executive officers' 2014 compensation. Our former Compensation Committee viewed these changes as ensuring that a 2011 performance stock program remained fair, relevant and performance-based following a total business transformation that was not contemplated when the awards were granted in February 2011. The modifications were not viewed by the Company as new 2014 compensation, and

  •
  There are ongoing internal discussions and decision-making regarding transformation of the compensation philosophy and future incentive designs to support the business' transformation from a research and development focused organization with 241 employees to a biopharmaceutical royalty management organization with approximately 10 employees. The compensation programs developed prior to the Spin-Off and which, for the most part, were carried forward through 2014 for continuity, may not continue to be the compensation structure for 2015 and future years.

2014 Executive Compensation Overview

  •
  Prior to the Spin-Off, the compensation of our then-executive officers (of which Mr. Aguiar is the only remaining officer), was established based on our usual pre-Spin-Off practice by our former Compensation Committee. At that time, Mr. Aguiar was our Chief Financial Officer, rather than our Chief Executive Officer.

  •
  We hired three new executive officers and promoted Mr. Aguiar to President and Chief Executive Officer following the Spin-Off of Theravance Biopharma into a separate public company. Each officer's initial compensation was negotiated at the time of the officer's hire or promotion and reflects an assessment of the officer's duties and responsibilities, as well as peer data provided for context by the Compensation Committee's compensation consultant.

  •
  Mr. Aguiar's 2014 base salary, target bonus opportunity and equity grant value were below the median of other CEOs in the Company's primary peer group discussed below,

  •
  The annual bonuses for our named executive officers were approximately 125% of target, pro-rated as applicable to reflect partial year employment, and reflect the Company's strong performance against its operating goals as well as the Compensation Committee's assessment of each officer's individual performance.

  •
  Following the Spin-Off, our new Compensation Committee began a process of evaluating our executive compensation programs and practices and may make changes to reflect the new business and staffing model, including reconsidering future peer group companies, pay guidelines and incentive compensation designs.

Corporate Governance Policies

        We have the following corporate governance policies that complement our executive compensation program:

        Our Stock Ownership Guidelines require each of our executive officers to own shares and share equivalents equal in value to a multiple of base salary, specifically six times salary for the CEO and two times salary for the other executive officers. Officers have until 2017 (five years from the adoption of the guidelines) or, if later, five years from commencement of service as an executive officer, to achieve compliance with the guidelines. Thereafter, compliance will be measured annually.

        Our Recoupment Policy permits the Company to recoup a portion of executive officers' cash bonuses in the event the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, to the extent that the bonus is earned based on financial metrics that are the subject of the restatement.

Compensation Philosophy and Objectives

        The primary goal of our executive compensation program has and continues to be to maintain a compensation program that fairly compensates employees, allows us to attract and retain highly qualified employees, motivates the performance of employees towards clearly defined corporate goals, rewards goal achievement and aligns employees' long-term interests with those of our stockholders.

        Prior to the Spin-Off:    Prior to June 2014, our pay philosophy and incentive plans were designed to reward annual milestone goal achievement, mostly related to research and development activities, while keeping focus on and greater potential financial reward for achievement of long-term multi-year goals that we believed would create significant value for our stockholders. Accordingly, our executive officer compensation philosophy prior to the Spin-Off was to (1) provide overall compensation, when targeted levels of performance were achieved, which was at the 75th percentile of pay practices within a peer group selected, among other criteria, for similarities in market capitalization size, business model, research and development focus, and stage of development, and (2) emphasize an equity compensation stake over annual cash compensation to attract and retain officers and align the majority of their compensation with long-term stockholders' interests. These pre-Spin-Off principles are subject to re-evaluation and may change in the future.

        The Compensation Committee believed that superior performance could warrant compensation above the target guidelines. Our annual cash incentives, the long-term Six-Year Performance RSAs granted to named executive officers in 2011 and 50% of the replenishment restricted stock awards ("RSAs") granted to named executive officers in 2012 and 2013 were tied to our achievement of corporate operating and drug development goals. The performance orientation of our named executive officer compensation program stemmed from our belief that successful execution against goals was the best way to enhance long-term stockholder value.

        As a biopharmaceutical company prior to the Spin-Off, we focused on discovering novel compounds and developing them as potential medicines, which business model was subject to significant scientific and regulatory risks. As a result, our pre-Spin-Off compensation philosophy focused on annual and multi-year development milestones related to the successful discovery, development, and regulatory approval of our compounds.

        As a result of the Spin-Off, most of our employees and our previous drug development programs were transferred to Theravance Biopharma. As a result, many of the Company's past compensation practices did not apply by the end of 2014.

        Following the Spin-Off.    Following the Spin-Off and the resulting transformation in our business, our philosophy is likely to transition from a pay model established for a research and development driven company to one better suited for a biopharmaceutical royalty management company which may be significantly different than our previous model. We believe the skills and experience required to be successful include not only those of a biopharmaceutical company but also significant experience maximizing the value of long-lived financial assets. Our Compensation Committee continues to evaluate our executive compensation practices in light of our new business model and the needs of our business. As part of this transition, the Compensation Committee reassessed the Company's peer group and added a number of companies with a royalty management business model. When making post-Spin-Off compensation decisions in 2014, our Compensation Committee reviewed peer group data, but did not target any particular level of compensation. Instead our Compensation Committee applied its discretion and business judgment in making individual compensation decisions.

Compensation Committee

        The Compensation Committee of our board of directors is comprised of three non-employee members of the board of directors. The Compensation Committee's basic responsibility is to review the performance of our management in achieving corporate objectives and to assure that the named executive officers as well as other members of senior management are compensated effectively in a manner consistent with our compensation philosophy and competitive practice. The CEO, as the manager of the executive team, assesses the executives' contributions to the corporate goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus (based on the 2014 cash bonus pool for all employees determined by the Compensation Committee) and annual replenishment equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO's contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual replenishment equity award for him. This was the practice before the Spin-Off and was also the practice after the Spin-Off and in early 2015.

2014 Vote on Executive Compensation

        At our 2014 annual stockholders' meeting, over 99% of our stockholders voted "for" a non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. Our pre-Spin-Off Compensation Committee reviewed the results of the 2014 advisory vote and concluded that no revisions were necessary to our named executive officer compensation program or philosophy. The 2014 named executive officer compensation program prior to the Spin-Off was therefore designed using the same principles and incentive guidelines as the 2013 program. In making this determination, the Compensation Committee was influenced by the high level of stockholder support (which it viewed as a confirmation of the Company's compensation philosophy) and discussions with certain stockholders during the 2014 proxy season.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority and as described in the "Compensation Committee" section beginning on page 11, the Compensation Committee confers from time to time with its independent executive compensation consultant, Frederic W. Cook & Co. ("FW Cook"). FW Cook is retained by and reports directly to the Compensation Committee and its role is to assist and advise the Compensation Committee on matters related to compensation for executive officers, other key employees and non-employee directors. FW Cook does not work on projects for management except as an agent of the Compensation Committee and with the advance knowledge and approval of the Chairman of the Compensation Committee. The Compensation Committee has the sole authority to retain and dismiss its outside compensation consultants.

Peer Group

        Prior to the Spin-Off.    Our pre-Spin-Off peer group was most recently revised in July 2012, taking into account the advice of FW Cook based on its review of biopharmaceutical companies that were similar to Theravance in development stage, commercialization stage, market capitalization and business model at that time. The objective was to find companies with FDA approved drugs (or compounds that were close to approval) that were at a similar stage of commercialization, while also having market capitalizations that were generally within one-third to three times that of Theravance at the time the peers were chosen, with Theravance's market capitalization approximately in the mid-range of the group. Importantly, the market data surveyed for compensation context prior to the Spin-Off was from a 2012 study of peer compensation paid in 2011. Some of the companies chosen are now considerably larger in market capitalization today than they were at the time of the market benchmark study and also at the time the compensation data captured in the 2012 study was paid, since the 2012 study analyzed 2011 compensation data. At the time the peer group was chosen, in July 2012 using valuation as of the end of May 2012, Theravance's market capitalization was about $2.35 billion, which was higher than the peer median of $2.03 billion and the largest peer company had market capitalization of $3.05 billion at the time. The Company believes that this was not an outsized peer group and notes that any subsequent increases in valuation at the peer companies is not recognized in the market compensation data that was used as a reference by the Compensation Committee. It is also no longer the post-Spin-Off peer group.

        Prior to the Spin-Off, the Compensation Committee believed that market capitalization was the most meaningful measure of company size for our industry because it reflects stockholders' projected value of the product pipeline of research and development-stage drug companies. Our business model before the Spin-Off emphasized future relative and potential profitability over current revenue. Further, market capitalization was used to find peers for benchmarking because it correlates with stock price, which drives equity compensation grant values. To the extent that peer company market capitalizations were higher or lower than Theravance, the difference was considered in the grants provided.

        The table below reflects our Pre-Spin-Off peer group, which was referred to for compensation decisions in 2014 prior to the Spin-Off.

2012 Peer Group
Alkermes
Arena Pharmaceuticals
ARIAD Pharmaceuticals
Dendreon
Human Genome Sciences*
Incyte Corporation
Intermune
ISIS Pharmaceuticals
Lexicon Pharmaceuticals
Medicines Company
Medicis Pharmaceuticals*
Medivation
Nektar Therapeutics
Onyx Pharmaceuticals*
Optimer Pharmaceuticals*
Salix Pharmaceuticals
Seattle Genetics

*
Acquired following inclusion in the peer group and no longer publicly traded.

        Post-Spin-Off.    Following the Spin-Off, finding similar peer companies is challenging due to our unique business model with very few direct, publicly-traded biopharmaceutical royalty management peers. As a result, our 2014 peer group used for context after the Spin-Off consisted of two biopharmaceutical royalty management companies as well as biopharmaceutical companies with similar market capitalizations to us (based on May 31, 2014 data available at the time the peer group was re-evaluated) which we believe approximates the skill sets required to be successful in this business. Our Compensation Committee also referred to compensation data from a group of royalty management companies in a range of industries, although for the most part we found that these companies were not comparable to Theravance due to differences in industry and size. Additionally, we have supplemented the peer data with survey data from the Radford Global Life Sciences Survey, which includes information for biotech companies with fewer than 150 employees. The table below reflects our post-Spin-Off peer group:

Primary Peer Group—Biotech and Biotech Royalty Companies	Supplemental Peer Group—Royalty Companies
Alkermes	Acacia Research
Arena Pharmaceuticals	Furiex Pharmaceuticals*
ARIAD Pharmaceuticals	Iconix Brand Grp
Incyte Corporation	Ligand Pharmaceuticals*
Intermune	PDL BioPharma*
ISIS Pharmaceuticals	Royal Gold
Ligand Pharmaceuticals*	Universal Display
Medicines Company
Medivation Nektar Therapeutics NPS PDL BioPharma* Pharmacyclics Salix Pharmaceuticals Seattle Genetics	* Indicates biotech royalty management peer. Furiex was not included in the primary peer group due to its small size and has since been acquired.

*
Indicates biotech royalty management peer

Principal Elements of Compensation

Base Salaries

        Base salaries are set to reflect compensation commensurate with the individual's current position and work experience. Our goal in this regard is to attract and retain high caliber talent for the position and to provide a base wage that is not subject to performance risk. Salary for the CEO and the other named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. Before the Spin-Off, the reference for base salary was generally the 75th percentile compared to similar positions in the peer companies due to the intensely competitive environment for highly qualified employees in this industry and the roles, competency and experience of the individual. Following the Spin-Off, we did not use a specific reference for base salary. While our Compensation Committee reviewed market data, it provided only a reference point for the Compensation Committee. For example, Mr. Aguiar's 2014 CEO salary is below the 25th percentile of the primary peer group companies referenced after the Spin-Off.

        We review base salaries for the named executive officers annually, generally in the first quarter of each year. In 2014 and in prior years, we determined a target percentage for annual merit increases based in part on data from companies with between 150 and 499 employees in the Radford Global Life Sciences Survey. The CEO proposes salary adjustments to the Compensation Committee (other than for himself) based on any changes in competitive market salaries, individual performance and/or changes in job duties and responsibilities. The Compensation Committee then determines any salary adjustment applicable to each of the named executive officers. For 2014 (and before the Spin-Off), a Company-wide merit increase of 3.0% was budgeted and the then-Compensation Committee approved the following annual merit increases for each of our then-named executive officers: Mr. Aguiar (who was then serving as our CFO)—3.0%; Mr. Winningham—3.0%; Dr. Mammen—7.0%; and Mr. Blum—3.25. The size of each officer's merit increase reflects the CEO and Compensation Committee's subjective evaluation of each officer's individual performance and contributions and, in the case of Dr. Mammen, also reflect additional responsibilities. In connection with the Spin-Off,

Mr. Winningham's salary was reduced by 20%, from $885,828 to $708,662, which reflected his reduced time commitment to the Company once he began serving as part-time Chief Executive Officer of Theravance Biopharma.

        Mr. Aguiar's initial base salary as our Chief Executive Officer and Messrs. d'Esparbes', Abercrombie's and Witek's initial base salaries were negotiated at the time of their promotion and hire and were set at $700,000, $380,000, $315,000 and $315,000 respectively. In the case of Messrs. Abercrombie and Witek, their salaries were adjusted upward to $400,000 each in connection with their increased time commitment to us in August 2014.

Annual Cash Incentive Compensation

        Our named executive officers are eligible for annual cash incentives under a company-wide bonus program. Annual cash incentives for our named executive officers are designed to reward the achievement of key corporate goals for the year, which we believe in turn should increase stockholder value over time. The annual cash incentive awards for our named executive officers are based on our achievement of specific performance goals over which we have direct control or significant influence and that are established at the beginning of the fiscal year. Since 2011, we have not assigned weightings to the performance goals at the beginning of the year, which provides the Compensation Committee with greater flexibility in making year-end cash bonus decisions based on then-current priorities of the Company. We consider this flexibility desirable as the relative importance of a particular goal may rise or fall over the course of the year, depending on changes in strategic direction for the Company, the activities of our corporate partners, funding (via new strategic partnerships or otherwise) or lack thereof for certain development programs, regulatory developments affecting certain of our programs, or the effect of the goal's achievement on the Company's value. Also, if a goal is achieved within a short period of time into the following year, the Compensation Committee may nevertheless wish to recognize achievement of the goal for the prior year depending on a variety of factors such as the number of employees who were responsible for the goal's achievement or matters outside the reasonable control of the Company that may have delayed the official completion of the goal. Further, the Compensation Committee has the ability to recognize significant unplanned achievements if they occur during the year.

        At the end of the year, our Compensation Committee reviews the Company's performance against the goals and determines the overall level of achievement, which determines the size of the Company's bonus pool for all employees. Shortly thereafter, the Compensation Committee determines individual bonus amounts for the named executive officers. In making both of these determinations, the Compensation Committee considers a briefing from the Company's CEO on Company-wide performance against goals and the individual contributions of the named executive officers (other than himself) toward achievement of the goals. The target bonus for each executive is stated in terms of a percentage of the officer's base salary. Prior to Mr. Winningham's resignation in August 2014, the target bonus percentage for our CEO was 60%, and for our senior vice presidents was 50%. All of our named executive officers, including Mr. Aguiar, our current CEO, had a 2014 target bonus percentage of 50%, although Mr. Aguiar was eligible for a maximum bonus of two times his base salary that he negotiated at the time of his promotion. The actual 2014 bonus paid to Mr. Aguiar was below the maximum amount allowed by his contract.

Pre-Spin-Off Goals

        Prior to the Spin-Off on June 2, 2014, we established goals for our 2014 cash bonus program that related to our biopharmaceutical business and applied to our bonus program for all employees, including our named executive officers. Consistent with our past practices, given the number of Theravance-discovered potential medicines in active research and/or development, our emphasis on research and discovery, the highly uncertain regulatory environment, and the efforts required to manage our collaborations with other companies, we established more goals for 2014 than we believed could reasonably be achieved. For this reason, achievement of all of the goals would constitute performance at 150% of target, increasing the bonus potential to 150% of target. However, the likelihood of achieving all of the goals and a payout based on 150% of target was considered extremely low given the challenging nature of the goals. These goals did not include any sales targets for BREO™ and ANORO™, our partnered respiratory programs, since we do not have direct control over sales and marketing activities. The table below sets forth the goals established prior to the Spin-Off that remained relevant to our post-Spin-Off business and the determination of our Compensation Committee on whether or not each goal was achieved for purposes of our annual, Company-wide cash bonus program.

2014 Pre-Spin-Off Goal	Achieved
RELVAR™/BREO™:
Successful launch of RELVAR™ ELLIPTA™ in EU	X
File RELVAR™ ELLIPTA™ for asthma and COPD in China	X
File BREO™ ELLIPTA™ for asthma in U.S.	X
ANORO™:
Successful launch of ANORO™ ELLIPTA™ in the U.S.	X
Approval and launch of ANORO™ ELLIPTA™ in the EU and Japan	X
DIAMOND/MABA:
Initiate enrollment in DIAMOND Phase 3 exacerbation study	X
Clear regulatory path to progress MABA/FF	X
Corporate:
Successful completion of Theravance Biopharma Spin-Off	X
Complete significant royalty monetization transaction	X
Establish and initiate return of capital strategy	X

Post-Spin-Off Goals:

        Following the Spin-Off, our Compensation Committee established new goals for the remainder of 2014 that were relevant to our new business model and the transformation of the Company's leadership and board of directors during the remaining portion of the year. The table below sets forth our 2014 corporate goals set following the June 2, 2014 Spin-Off and the determination of our Compensation

Committee on whether or not the goals were achieved for purposes of our annual, Company-wide cash bonus program:

2014 Post-Spin-Off Goal	Achieved
Corporate Strategy:
Establish new corporate strategy	X
Review strategic transaction candidates	X
GSK Relationship:
Improve relationship as demonstrated by increased frequency and impact of interactions	X
Increase commercial uptake of BREO® ELLIPTA® /ANORO™ ELLIPTA™	X
Corporate/Board Transition:
Build organization and infrastructure to support stand-alone public company including staffing, financial systems, policies and procedures, etc.	X

        All of the above goals were achieved, which the Compensation Committee viewed as a significant accomplishment. However, in setting the pool below the 150% maximum, the Committee exercised its discretion to reduce the pool, taking into account the fact that 2014 sales were below GSK's sales plan as well as our stock price performance following the Spin-Off, and determined that the Company's 2014 performance warranted a cash bonus pool at 125% of target. In the case of newly hired employees, individual bonus amounts were pro-rated for service during the year.

        The bonuses for 2014 performance are shown in the table below and reflected in the Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 48:

Name	Title	Cash Bonus ($)		Percentage of Target (%)
Michael W. Aguiar	President and Chief Executive Officer	$437,500		125%
Eric d'Esparbes	Senior Vice President and Chief Financial Officer	$80,000	(1)	128%
George B. Abercrombie	Senior Vice President, Corporate Partnerships, Commercial	$170,000	(1)	127%
Theodore J. Witek, Jr.	Senior Vice President, Corporate Partnerships, Clinical and Medical Affairs	$140,876	(1)	121%
Rick E Winningham	Former Chief Executive Officer	$383,921	(2)	125%

(1)
Amounts paid to Messrs. d'Esparbes, Abercrombie and Witek were pro-rated to reflect their partial year of service.

(2)
Although Mr. Winningham's employment with us terminated in August 2014, pursuant to the May 2014 letter agreement that he entered into with us in connection with the Spin-Off, he remained eligible to receive a partial year cash bonus pursuant to actual results under our annual cash incentive plan for 2014. Mr. Winningham's bonus reflects his actual salary earnings from Theravance in 2014 multiplied by his target bonus level of 60% of base salary and a corporate performance score of 125% that was applied to determine the size of our bonus pool.

        Mr. Blum and Dr. Mammen were not eligible for a 2014 bonus from us as they were no longer employed by us when bonuses were paid. Mr. Winningham was paid a partial year 2014 bonus pursuant to his post-Spin-Off services agreement pursuant to which he continued to serve as our CEO and Chairman of the Board following the Spin-Off while we searched for his successor.

Equity Incentive Compensation

        The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require the market value of our common stock to increase before they are valuable; (ii) performance-contingent restricted stock units (or RSUs) and restricted stock awards (or RSAs), the right to which is dependent upon successful completion of corporate performance goals; and (iii) RSUs or RSAs with time-based vesting. Prior to the Spin-Off, we generally used stock options for initial equity awards when an employee was hired, and we generally used RSUs and RSAs for annual replenishment awards. Following the Spin-Off, we expect to grant primarily RSUs, RSAs, and possibly performance-contingent RSUs or RSAs, which we believe are more appropriate than stock options for our new business model as they are designed to capture dividends paid to stockholders and reward growth as well as value maintenance. We do not use a targeted cash/equity split to set officer compensation.

        In order to align the officer's interests with those of our stockholders, a significant equity award is made to a named executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. These initial new hire awards are generally within a guideline range recommended by FW Cook, normally around 1.5 to 2.5 times the annual replenishment awards described below, and as adjusted to reflect considerations individual to a specific candidate as well as arms-length negotiations as part of the hiring process.

        Annual replenishment equity awards are generally considered during the first quarter of each year, following annual performance reviews and based on recommendations to the Compensation Committee from the CEO (other than with respect to himself). Additional equity awards may be made in connection with an officer earning a promotion or taking on additional duties or for retention purposes in certain circumstances. Replenishment equity awards generally vest over a four-year period. The Company believes that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company's employ and to enhance stockholder value over time.

        Prior to the Spin-Off, our annual replenishment equity award guidelines were set using the 75th percentile benchmarked by FW Cook as a reference to ensure that the Company's pay philosophy was being executed accurately. The pre-Spin-Off guideline for each officer position was based on a benchmark grant date fair value relative to market capitalization at the time of grant and was reported in a number of shares (as opposed to a grant date value). Viewing the grant date fair value relative to market capitalization had the effect of adjusting the data so that it was reasonable for the Company's size and ensured we did not provide too much grant value if the stock price fell, while also allowing the value of the awards to increase if our stock price increased. Subsequent to the Spin-Off, the Compensation Committee, in consultation with FW Cook, reviewed our long-term incentive guidelines, taking into account the peer group data. The post-Spin-Off guidelines are stated as a dollar amount, which we believe is more conventional and appropriate for a less volatile business model, and the 2014 post-Spin-Off guidelines were generally smaller than our pre-Spin-Off guidelines. For example, Mr. Aguiar's 2014 equity grant value as a new, internally promoted, CEO was below the median CEO equity value of our primary peer group. This equity grant value does not include $1,414,307 in incremental fair value related to modifications of Mr. Aguiar's Six-Year Performance RSAs in the Spin-Off described below, as we did not view those adjustments as new 2014 compensation.

  2014 New Hire and Promotion Equity Awards

        In connection with their commencement of employment with us, each of Messrs. d'Esparbes, Abercrombie and Witek were granted new hire equity awards as set forth in the following table. Messrs. Abercrombie's and Witek's new hire awards consist primarily of stock options, which was the policy of the Company for new hire equity awards prior to the Spin-Off. While the awards granted to Messrs. Abercrombie and Witek were intended to be the same, Mr. Witek was ultimately granted only options due to tax considerations in Canada where he resides.

Name	Title	Stock Options (#)	RSAs (#)
Eric d'Esparbes	Senior Vice President and Chief Financial Officer	N/A	102,471	(1)
George B. Abercrombie	Senior Vice President, Corporate Partnerships, Commercial	100,000	10,000
Theodore J. Witek, Jr.	Senior Vice President, Corporate Partnerships, Clinical and Medical Affairs	125,000	N/A

(1)
Represents that number of shares of our Common Stock equal to $1,750,000 divided by the average closing price of one share of our Common Stock for the 15 trading days ending three full trading days prior to the date of grant, which was intended to average expected price volatility occurring in connection with the Spin-Off.

        In connection with his promotion to President and Chief Executive Officer, Mr. Aguiar was granted 43,905 RSAs, which was determined by dividing $1,000,000 by the average closing price of our Common Stock for the 15 trading days ending three full trading days prior to the date of grant. As is typical for promotion and annual equity awards, these RSAs will vest as to 25% of the RSAs on August 20, 2015, and the remaining RSAs will vest in 12 equal quarterly installments thereafter, subject to his continued service.

  2014 Replenishment RSAs

        2014 annual replenishment awards were delayed due to the pending Spin-Off and expected transition of a large number of our employees to Theravance Biopharma in connection with the Spin-Off. Replenishment awards were made to remaining employees in June 2014, immediately following the Spin-Off. Each of Messrs. Aguiar (who was then serving as our Chief Financial Officer), Winningham and Blum and Dr. Mammen were granted their guideline annual replenishment equity award in RSAs with 25% of the award scheduled to vest on February 20, 2015, and the remainder vesting in equal quarterly installments over the following three years (for four full years of vesting reflecting our normal replenishment grant timing in February). In anticipation that some of these officers might transition to Theravance Biopharma and to facilitate their retention there, up to 25% of these awards were eligible to vest based on continuous service to Theravance Biopharma based on length of service at Theravance following the Spin-Off. As a result of the transition of Messrs. Winningham and Blum and Dr. Mammen to Theravance Biopharma following the Spin-Off, they each forfeited 87.5% of their 2014 replenishment awards; the remaining 12.5% of the award vested on February 20, 2015.

        The following table shows the number of replenishment RSAs granted to Messrs. Aguiar, Winningham and Blum and Dr. Mammen in June 2014 as well as the number of RSAs forfeited by each of Messrs. Winningham and Blum and Dr. Mammen in connection with their transition to Theravance Biopharma following the Spin-Off. In accordance with SEC rules, the full grant date fair value of the 2014 replenishment RSAs granted to these former officers is included in the 2014 Summary Compensation Table, without any adjustment to reflect the forfeiture of 87.5% of the awards when their employment with us terminated.

Name	Title	2014 RSAs	Forfeited RSAs
Michael W. Aguiar	President and Chief Executive Officer (then serving as Chief Financial Officer)	50,000	N/A
Rick E Winningham	Former Chief Executive Officer	110,000	96,250
Leonard M. Blum	Former Senior Vice President and Chief Commercial Officer	50,000	43,750
Mathai M. Mammen	Former Senior Vice President, Research & Early Clinical Development	50,000	43,750

  Six Year Performance RSAs

        As described in detail in the "Equity Incentive Compensation" section of our 2012 proxy statement, in February 2011 our then-named executive officers were granted performance-based RSAs, which we refer to as "Six-Year Performance RSAs." Mr. Aguiar is the only remaining officer employed by Theravance who received one of these awards. Vesting of the Six-Year Performance RSAs hinged on the achievement of 10 pre-specified operating and drug development milestones over the 2011-2016 timeframe, as well as continued employment with us. Each of the 10 goals was assigned a number of points that would be earned upon goal achievement, with more important and/or more difficult to achieve goals worth more points. The Six-Year Performance RSAs were designed to reward named executive officers for achievement of specific business objectives that the Compensation Committee viewed as critical long-term value drivers. These awards were structured with three potential vesting events, upon the achievement of any combination of milestones that added up to at least 10, 15 and 20 achievement points. The six-year length of the performance period was due to the challenging and long-term nature of the goals associated with the awards. The awards were viewed as a key part of the officers' compensation as they provided a significant upside incentive and annual replenishment awards granted to the officers in 2012 and 2013 were reduced since participation in the program had compensation value.

        From 2011 to April 2013, three milestones worth an aggregate of 8 points were achieved. In 2014, a fourth milestone (second proof-of-concept compound) worth 2 additional points was achieved. This performance resulted in vesting of the first of three potential tranches of the Six-Year Performance RSAs for achievement of 10 points in April 2014. The occurrence of the Spin-Off in June 2014, just over half of the way through the six year performance period, cut short the ability of the participants to earn the remainder of the awards based on the existing drug development milestones. As a result, and as described in further detail below, the Compensation Committee restructured the Six-Year Performance RSAs in connection with the Spin-Off.

  Amendments to Equity Awards in Connection with the Spin-Off

        In connection with the Spin-Off and in accordance with the equity plans under which they were granted, all then-outstanding stock options to purchase our Common Stock and RSUs were adjusted using a formula designed to preserve the intrinsic value of the equity award prior to the Spin-Off. No adjustments were made to the number of shares of Theravance restricted stock outstanding on the date of the Spin-Off, as the holders of RSAs received Theravance Biopharma ordinary shares in the Spin-Off, which was exactly the same treatment as was provided to other Theravance stockholders in the Spin-Off.

        Additionally, in order to facilitate a successful Spin-Off and retention of our employees who became employed by Theravance Biopharma at the time of the Spin-Off, all Theravance stock options, RSUs and RSAs outstanding at the time of the Spin-Off, including those held by our named executive officers (with the exception of vested stock options that were incentive stock options), were amended so that they remain outstanding and continue to vest based on service to either Theravance or Theravance Biopharma following the Spin-Off. All unvested stock options, RSUs and RSAs held by our employees, including our named executive officers, were also amended to provide that in the event the individual terminates service with us in connection with their commencement of employment with Theravance Biopharma, such equity awards will fully vest in the event the employee holding such award is subject to an involuntary termination in connection with or following a change in control of Theravance Biopharma.

        The Six-Year Performance RSAs held by Messrs. Aguiar, Winningham and Blum and Dr. Mammen were restructured as follows to reflect the change in the Company's business and to address retention concerns generated by the Spin-Off:

  •
  In recognition of the achievement of a fifth Six-Year Performance RSA milestone (third proof-of-concept), which was worth two out of five achievement points necessary to earn the second tranche of the performance awards under the original schedule, the Compensation Committee determined that the performance goals applicable to 2/5th of the second tranche were satisfied. This was a pro-rata earnout based on actual goal achievement and was done only because the Spin-Off cut short the possibility of achieving the remaining milestone goals. These shares will vest on June 2, 2015, subject to the holder's continuous service to us or Theravance Biopharma, as applicable. The Compensation Committee believed that rewarding participants for the achievement of goals prior to the Spin-Off was fair and reasonable in light of change in the Company's business as a result of the Spin-Off. The determination of achievement by the Compensation Committee resulted in a modification of the Six-Year Performance RSAs for accounting purposes and the incremental fair value associated therewith is shown as additional compensation in the Summary Compensation Table, but the Compensation Committee did not consider it to be new or additional compensation. The Compensation Committee's view was that these shares were earned pro rata for actual performance based on the performance goals established at the time the Six-Year Performance RSAs were granted in February 2011.

  •
  The Compensation Committee's view was that the Spin-Off was comparable to a change in control transaction, which is consistent with the fact that nearly all of the Company's pre-Spin-Off employees departed, there was a change in the management team and a majority of the Company's board of directors. As a result, the performance conditions applicable to a further portion of the awards were determined to have been achieved based on the application of the change in control stock price performance formula associated with the awards at the time of the Spin-Off, so that 1% of the shares were earned for each 1% in value created in the Spin-Off above the February 2011 grant date value. The shares earned using this formula will also vest on June 2, 2015, which is the one year anniversary of the Spin-Off, subject to the holder's continuous service to us or Theravance Biopharma, as applicable. This determination of achievement by the Compensation Committee also resulted in a modification of the Six-Year Performance RSAs for accounting purposes and the incremental fair value associated therewith is shown as additional compensation in the 2014 Summary Compensation Table. However, the motivation for this action was to reward plan participants for the stockholder value created in connection with the Spin-Off and to create a retention incentive during the aftermath of the Spin-Off transaction while each company re-evaluated its business and compensation model.

  •
  New goals relevant to a biopharmaceutical royalty management company were established for the remaining shares held by Mr. Aguiar, as the existing goals were no longer applicable. For Messrs. Winningham and Blum and Dr. Mammen, Theravance Biopharma established new goals for the remaining shares.

        The following table sets forth (i) the number of Six-Year Performance RSAs that vested as a result of the achievement of ten achievement points, (ii) the number of Six-Year Performance RSAs for which the performance-based conditions were determined to have been achieved in connection with the achievement of a fifth performance goal and the shareholder value created immediately after the Spin-Off transaction and (iii) the number of remaining Six-Year Performance RSAs subject to new performance metrics.

Name	Title	RSAs Earned at 10 points	RSAs earned pro rata based on goal achievement (vesting on June 2, 2015)(1)	RSAs earned based on change in control formula (vesting June 2, 2015)(1)	Remaining Six-Year Performance RSAs
Michael W. Aguiar	President and Chief Executive Officer	37,500	21,000	28,365	63,135
Rick E Winningham	Former Chief Executive Officer	82,500	46,200	62,403	138,897
Leonard M. Blum	Former Senior Vice President and Chief Commercial Officer	37,500	21,000	28,365	63,135
Mathai M. Mammen	Former Senior Vice President, Research & Early Clinical Development	37,500	21,000	28,365	63,135

(1)
These RSAs will vest on June 2, 2015, provided the holder remains employed by us or Theravance Biopharma, as applicable.

        Following the Spin-Off our Compensation Committee established the new goals listed below applicable to Mr. Aguiar's remaining Six-Year Performance RSAs. The rationale for updating the goals applicable to his remaining unearned long-term performance shares was that the original goals were relevant to an R&D company, but not to a biopharmaceutical royalty management company. The performance conditions applicable to the award will be satisfied upon achievement of milestones worth a total of 5.3 achievement points by the original expiration date of the Six-Year Performance RSAs, which is December 31, 2016. As originally granted, such RSAs will be subject to one year of time-based vesting if and when 5.3 achievement points is attained. The Company feels that these milestones are similarly challenging as the original milestones remaining at the time of the Spin-Off and will continue to provide retention incentives for Mr. Aguiar. The new performance milestones and number of points assigned to each milestone is set forth below.

	Performance Milestone	Achievement Points
#1	Purchasing two new royalty asset income streams over $100,000,000(1)	3
#2	A strategic transaction of Theravance	6
#3	Initiating a MABA phase 3 program or having successful EU closed triple phase results	3
#4	Exceeding $1 billion in annual aggregate combined RELVARTM/BREOTM and ANOROTM GSK net sales	3

(1)
Each new qualifying revenue stream purchase is worth 3 achievement points, for a total of 6 achievement points if two new qualifying revenue streams are purchased.

Post-Termination Protection

        We believe that the possibility of a change in control creates uncertainty for our officers regarding their continued employment by the Company because such transactions frequently result in senior management changes. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves the value of the Company and the potential benefit to be received by our stockholders in the transaction.

        The change in control severance benefits are structured under a Company plan, which was initially adopted in 2004, instead of using individual employment agreements. With this change in control severance plan, we sought uniformity of results among the officers based on their positions at the Company. In addition, we believe that the events triggering payment, both the consummation of a change in control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing income protection. A description of our change in control severance plan is in the "Potential Payments Upon Termination or Change-in-Control" section on page 56. For officers who were eligible to participate in the plan prior to December 16, 2009, of which Mr. Aguiar is the only named executive officer, Theravance provides gross-ups for excise taxes potentially due upon a change in control in order to mitigate unfair differences between participants that may stem from their individual decisions to exercise or hold vested options. On December 16, 2009, our Board of Directors adopted a new change in control plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009. This new change in control plan is essentially identical to the old change in control plan except that it does not provide for excise tax gross-ups. All of our named executive officers who are currently employed by Theravance, other than Mr. Aguiar, participate in the new change in control plan.

        We do not have agreements providing severance in the event of involuntary terminations that do not occur in connection with a change in control with any of our officers except Mr. Aguiar. Pursuant to the letter we entered into with Mr. Aguiar to become our Chief Executive Officer, we offered him the same non-change in control severance benefits previously provided to our former CEO. If Mr. Aguiar's service is terminated without cause, he will receive a lump-sum severance payment of 24 months of his then-current salary plus two times his then-current target bonus.

        Our severance and change-in-control arrangements generally do not affect the Compensation Committee's decisions regarding other elements of compensation. Those arrangements serve specific purposes that we believe are not related to the determination of an officer's current compensation.

Perquisites

        The Company does not provide a non-qualified deferred compensation program or a supplemental executive retirement plan. Generally the Company does not provide perquisites or other personal benefits to named executive officers, and during 2014 we did not provide any perquisites to executive officers that were not provided to all employees other than reimbursement of relocation expenses incurred by Mr. d'Esparbes in connection with his relocation to California. Mr. d'Esparbes has twelve months from commencement of employment to utilize his relocation benefits, including reimbursement of non-recurring transaction costs associated with the sale of Mr. d'Esparbes' home in Massachusetts and the purchase of a new house in California, reimbursement of one-time travel expenses and the costs of shipping and storing household goods and sixty days of temporary housing. These benefits were negotiated by Mr. d'Esparbes in connection with his commencement of employment and were intended to minimize the disruption associated with his move.

CEO Compensation

        In connection with his appointment as CEO in August 2015, Mr. Aguiar's compensation was adjusted to reflect his new role and increased responsibilities. His target cash compensation (consisting of base salary and target bonus opportunity) was established based on an annual cash compensation guideline of $1,050,000 recommended by FW Cook and also reflects arm's-length negotiations with Mr. Aguiar at the time of his promotion. This amount is below the 25th percentile of other CEOs in our primary peer group. The size of the equity award granted to Mr. Aguiar in connection with his promotion was also established based on a guideline recommended by FW Cook, as well as negotiations with Mr. Aguiar, and took into account both the post-Spin-Off equity guidelines recommended by FW Cook as well as the award already provided to him in 2014 for his role as CFO. It consists of a one-time $850,000 CEO promotion award, as well as a pro-rata $2,000,000 annual guideline, which was intended to be slightly below the median of our peer group and included the value of the 2014 annual replenishment award granted to Mr. Aguiar earlier in 2014 in connection with his role as CFO.

        Mr. Aguiar's 2014 cash bonus under the annual cash incentive plan was awarded at 125% of target based on the Compensation Committee's assessment of the Company's performance against our established annual goals and Mr. Aguiar's individual performance and contribution towards the Company's achievement of those goals, as described above in the "Annual Cash Incentive Compensation" section.

        The following table shows Mr. Aguiar's 2014 compensation as disclosed pursuant to SEC rules, which includes the accounting value associated with the modifications to Mr. Aguiar's Six-Year

Performance RSAs described above, compared to the Company's view of Mr. Aguiar's 2014 compensation which does not include any value related to those modifications.

	2014 CEO compensation as disclosed pursuant to SEC rules		Company's View of 2014 CEO compensation		Primary peer group (biotech and biotech royalty companies) median(1)
Salary	$557,247	(2)	$557,247	(2)	$751,000
Bonus	$437,500		$437,500		$600,000
Stock Awards:
CFO replenishment stock award	$1,153,930	(3)	$1,153,930	(3)	—
CEO promotion stock award	$996,644	(3)	$996,644	(3)	—
Six Year Performance RSAs—incremental fair value associated with RSAs earned based on pre-Spin-Off goal pro-rata achievement	$601,650	(4)	—		—
Six-Year Performance RSAs—incremental fair value associated with RSAs earned based on change in control formula	$812,657	(4)	—		—
Total Stock Awards:	$3,564,881		$2,150,574		$2,669,000
All Other Compensation	$500	(5)	$500	(5)	—
Total	$4,560,128		$3,145,821		$3,841,000
(1)
For a list of companies in our primary peer group, see "Peer Group—Post-Spin-Off" above. The information provided represents base salary, target bonus, equity award value and total direct compensation, in each case for the CEO position.

(2)
Consists of salary at Mr. Aguiar's CFO rate prior his promotion in August 2014 and at Mr. Aguiar's CEO rate of $700,000 for the remainder of the year.

(3)
Represents the aggregate grant date fair value of the stock awards granted to Mr. Aguiar in 2014 computed in accordance with FASB ASC Topic 718.

(4)
Represents the incremental fair value associated with the determination of achievement of the performance conditions applicable to (i) 21,000 of Mr. Aguiar's Six-Year Performance RSAs based on actual goal achievement prior to the Spin-Off and (ii) 28,365 of Mr. Aguiar's Six-Year Performance RSAs based on the application of the change in control stock price performance formula in connection with the Spin-Off, which was 1% of Six-Year Performance RSAs earned for each 1% of stock price above the grant date value of $24.73. These RSAs, and the related Theravance Biopharma shares distributed on the RSAs in the Spin-Off, will vest on June 2, 2015 subject to Mr. Aguiar's continued employment. In accordance with SEC rules, there is no incremental value related to the establishment of new performance goals for the remaining 63,135 of Mr. Aguiar's Six-Year Performance RSAs (and 18,038 Theravance Biopharma shares distributed on these RSAs in the Spin-Off) because at the time the new goals were established it was not probable they would be achieved, which we view as confirmation of the rigor of the new goals. The grant date fair value of the shares subject to the new goals, assuming that milestones adding up to a total of 5.3 points (the level required to earn the remaining RSAs), is set forth in footnote 3 to the Summary Compensation Table.

(5)
401(k) matching contribution provided to all Company employees.

Tax Deductibility of Pay

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Theravance may deduct in any one year with respect to each of its CEO and three other most highly paid executive officers, other than its CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock options granted to our named executive officers under our 2004 Equity Incentive Plan and our 2012 Equity Incentive Plan are generally intended to qualify for this exemption so that they will not be subject to the $1 million deduction limitation. In addition, we may grant certain performance-contingent RSA and RSU awards that are intended to qualify for this exemption. RSAs or RSUs with time-based vesting, performance-contingent RSAs or RSUs that are not designed to comply with the Section 162(m) exemption and cash awards under the annual incentive program are subject to the $1 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although deduction of some amounts paid as compensation by Theravance to certain executives may be limited by Section 162(m), that limitation has not resulted in the current payment of increased federal income taxes by Theravance due to its significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the following members of the Compensation Committee:

James L. Tyree, Chairman Catherine J. Friedman Terrence Kearney

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

        The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," our "principal financial officer," and our two other executive officers, as well as our former "principal executive officer" and two other former executive officers (our "named executive officers") for fiscal years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)
Michael W. Aguiar(7)	2014	557,247	—	3,564,881	—	437,500	500		4,560,128
President and Chief	2013	457,007	58,432	111,100	—	229,149	500		856,188
Executive Officer	2012	441,726	20,740	90,550	—	199,260	500		752,776
Eric d'Esparbes(7)	2014	87,803	—	1,883,417	—	80,000	15,328	(8)	2,066,548
Senior Vice President and
Chief Financial Officer
George B. Abercrombie(7)	2014	219,167	—	293,200	1,216,640	170,000	500		1,899,507
Senior Vice President,
Corporate Partnerships, Commercial
Theodore J. Witek, Jr.(7)	2014	192,917	—	—	1,156,400	140,876	500		1,490,693
Senior Vice President,
Corporate Partnerships,
Clinical and Medical Affairs
Rick E Winningham(7)	2014	511,898	—	5,650,122	—	383,921	500		6,546,441
Former Chief Executive	2013	857,940	129,004	244,420	—	516,016	500		1,747,880
Officer	2012	833,280	35,112	199,210	—	450,888	500		1,518,990
Leonard M. Blum(7)	2014	321,593	—	2,568,237	—	—	500		2,890,330
Former Senior Vice President	2013	415,740	41,674	111,100	—	208,376	500		777,390
and Chief Commercial Officer	2012	403,631	15,924	90,550	—	182,076	500		692,681
Mathai Mammen(7)	2014	342,123	—	2,568,237	—	—	500		2,910,860
Former Senior Vice President,	2013	428,067	56,901	111,100	—	214,722	500		811,290
Research & Development	2012	411,925	19,183	90,550	—	185,817	500		707,975

(1)
Includes amounts deferred pursuant to our 401(k) plan.

(2)
The amounts in this column reflect cash bonuses awarded at the discretion of the Compensation Committee.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. In accordance with the SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 27, 2015 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards. In addition to stock awards with time-based vesting, includes the following with respect to 2014:

$1,414,307 in the case of Messrs. Aguiar and Blum and Dr. Mammen and $3,111,476 in the case of Mr. Winningham in incremental fair value associated with the determination of achievement the performance-based vesting conditions applicable to a portion of the Six-Year Performance RSAs in connection with the Spin-Off, as described in greater detail in the "Amendments to Equity Awards in Connection with the Spin-Off" section of the "Compensation Discussion and Analysis" beginning on page 28.

In the case of Messrs. Winningham and Blum and Dr. Mammen, includes the full grant date fair value of the RSAs granted to each of them on June 2, 2014. However, 87.5% of each award was forfeited in connection with the officers' resignation from employment with the Company.

In the case of Mr. Aguiar, $0 in grant date fair value related to 63,135 Six-Year Performance RSAs (and 18,038 related Theravance Biopharma ordinary shares distributed on such RSAs in the Spin-Off) for which new performance goals were established following the Spin-Off because at the time the new performance goals were established it was not probable that they would be achieved. Although this award was granted to Mr. Aguiar in 2011 and was reflected in the Summary Compensation Table for our 2012 Annual Meeting, the establishment of new performance goals is considered the grant of a new award under ASC Topic 718. The grant date fair value of the shares subject to the new goals, assuming that milestones adding up to a total of 5.3 points (the level required for purposes of full vesting of the remaining RSAs) will be achieved is $1,530,020.

(4)
The amounts in this column represent the aggregate grant date fair value of options to purchase shares of our Common Stock that were granted to each of Messrs. Abercrombie and Witek in connection with their commencement of employment with us, computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements in our Annual Report on

  Form 10-K filed on February 27, 2015, for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

(5)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2012, 2013 and 2014 annual cash bonus plans, which were paid in the first quarter of the following year. The 2014 annual cash bonus plan is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 28.

(6)
Reflects a $500 401(k) matching contribution by the Company in each of 2012, 2013 and 2014, which was provided to all Company employees who contributed $1,000 to our 401(k) plan.

(7)
Promotion, hire and departure dates for our named executive officers are as follows:

Name	Promotion/Hire Date	Resignation Date
Mr. Aguiar:	Promoted to CEO on August 15, 2014	—
Mr. d'Esparbes:	Hired on October 9, 2014	—
Mr. Abercrombie:	Hired on June 2, 2014	—
Mr. Witek:	Hired on July 1, 2014	—
Mr. Winningham:	—	Resigned effective August 15, 2014
Mr. Blum:	—	Resigned effective September 30, 2014
Dr. Mammen:	—	Resigned effective September 30, 2014
(8)
Includes a $238 401(k) matching contribution by the Company and $15,090 in relocation expenses reimbursed by the Company in connection with Mr. d'Esparbes commencement of employment.

Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

        The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our named executive officers for fiscal year 2014 in proportion to the total compensation reported for each of our named executive officers is set forth below.

Mr. Aguiar:	21.8%
Mr. d'Esparbes:	8.1%
Mr. Abercrombie:	20.5%
Mr. Witek:	22.4%
Mr. Winningham:	13.7%
Mr. Blum:	11.1%
Dr. Mammen:	11.8%

2014 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2014. Unless indicated below, all equity awards were made under our 2012 Equity Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)
						All Other Stock Awards: Number of Shares or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)
(a)	(b)	(d)	(e)	(g)		(i)		(j)		(k)	(l)
Michael W. Aguiar	N/A	350,000	1,400,000	—		—		—		—	—
	6/2/2014	—	—	—		49,365	(3)				1,414,307	(4)
	6/2/2014	—	—	—		50,000	(5)	—		—	1,153,930
	8/15/2014	—	—	—		43,905	(6)	—		—	996,644
	10/16/2014	—	—	63,135	(7)	—		—		—	—	(8)
Eric d'Esparbes	N/A	62,700	94,050	—		—		—		—	—
	10/16/2014	—	—	—		102,471	(9)	—		—	1,883,417
George B. Abercrombie	N/A	134,000	201,000	—		—		—		—	—
	6/19/2014	—	—	—		10,000	(10)	—		—	293,200
	6/19/2014	—	—	—		—		100,000	(11)	29.32	1,216,640
Theodore J. Witek, Jr.	N/A	116,000	174,000	—		—		—		—	—
	7/24/2014	—	—	—		—		125,000	(12)	23.88	1,156,400
Rick E Winningham	N/A	531,497	797,245	—		—		—		—	—
	6/2/2014	—	—	—		180,603	(3)	—		—	3,111,476	(4)
	6/2/2014	—	—	—		110,000	(13)	—		—	2,538,646
Leonard M. Blum	N/A	215,148	322,722	—		—		—		—	—
	6/2/2014	—	—	—		49,365	(3)				1,414,307	(4)
	6/2/2014	—	—	—		50,000	(13)	—		—	1,153,930
Mathai Mammen	N/A	229,753	344,630	—		—		—		—	—
	6/2/2014	—	—	—		49,365	(3)				1,414,307	(4)
	6/2/2014	—	—	—		50,000	(13)	—		—	1,153,930

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2014 annual cash bonus plan which is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 28. The amounts shown in the "target" column reflect the target payout under the plan. The target amount is equal to 50% of each named executive officers' base salaries, with the exception of Mr. Winningham whose target bonus amount was 60% of his base salary. The amounts shown in the "maximum" column reflect the maximum payout under the plan if all of the goals were achieved. No "threshold" is applicable to these awards. For Messrs. d'Esparbes, Abercrombie and Witek, the amounts shown in the "target" and "maximum" columns reflect a pro-rated amount based on their partial year of service. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 48.

(2)
These equity awards will become fully vested if we are acquired and the holder is subject to an involuntary termination. Such vesting acceleration is described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 56. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(3)
Messrs. Aguiar, Winningham and Blum and Dr. Mammen received performance-contingent RSAs under our 2004 Incentive Plan on February 11, 2011, which we refer to as "Six-Year Performance RSAs." The number of shares in column (i) reflects the RSAs for which the performance-based vesting was deemed achieved in connection with the Spin-Off and which will vest on June 2, 2015, subject to service to either Theravance or Theravance Biopharma, as applicable, through such date.

(4)
Represents the incremental fair value associated with the determination of achievement of the performance-based vesting conditions applicable to the portion of the Six-Year Performance RSAs included in column (i).

(5)
25% of the RSAs vested on February 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided Mr. Aguiar remains in continuous service through each vesting date.

(6)
25% of the RSAs will vest on August 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided Mr. Aguiar remains in continuous service through each such vesting date.

(7)
In connection with the Spin-Off, new performance goals were established for 63,135 of Mr. Aguiar's Six-Year Performance RSAs (and 18,038 related Theravance Biopharma ordinary shares), as described in greater detail in the "Amendments to Equity Awards in

  Connection with the Spin-Off" section of the "Compensation Discussion and Analysis" beginning on page 28. The number of shares reflected in the table above as the "target" payout assumes that milestones adding up to 5.3 points will be achieved and that Mr. Aguiar will remain employed by Theravance for a twelve-month period thereafter, through the next regularly-scheduled quarterly vest date. No "threshold" or "maximum" applies to these shares.

(8)
At the time new performance goals were established for Mr. Aguiar's Six-Year Performance RSAs, it was not probable that any of the performance milestones relative to such award would be achieved. The grant date fair value of the RSAs assuming that milestones adding up to a total of 5.3 points (the level required for purposes of full vesting of the remaining RSAs) will be achieved is set forth in footnote 3 to the Summary Compensation Table on page 48.

(9)
25% of the RSAs will vest on October 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided Mr. d'Esparbes remains in continuous service through each such vesting date.

(10)
25% of the RSAs will vest on each of August 20, 2015, August 20, 2017, August 20, 2018 and August 20, 2019, provided Mr. Abercrombie remains in continuous service through each such vesting date.

(11)
25% of the shares subject to the option will vest on June 19, 2015, and the remaining shares will vest monthly over the following three years thereafter, subject to Mr. Abercrombie's continuous service through each such vesting date.

(12)
25% of the shares subject to the option will vest on July 1, 2015, and the remaining shares will vest monthly over the following three years thereafter, subject to Mr. Witek's continuous service through each such vesting date.

(13)
25% of the RSAs were scheduled to vest on February 20, 2015, and the remaining 75% of the RSAs were scheduled to vest in equal quarterly installments over the next three years. As a result of their resignation with us and commencement of employment with Theravance Biopharma, 87.5% of the RSAs were forfeited upon the officer's termination of employment with us. The remaining 12.5% of the RSAs vested on February 20, 2015.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

        The following table sets forth information regarding each unexercised option and all RSAs held by each of our named executive officers as of December 31, 2014.

        Except as indicated in the footnotes below, in connection with the Spin-off, all of the equity awards held by our employees as of June 2, 2014 (the effective date of the Spin-Off) were amended so that they remain exercisable and continue to vest based on continued service to Theravance Biopharma. Such equity awards have also been amended so that, in the event the holder of the award transitions to Theravance Biopharma, the award will fully vest if Theravance Biopharma is acquired and the holder is subject to an involuntary termination in connection therewith. Accordingly, references to "service" in the footnotes below refer to service to us or Theravance Biopharma, as applicable.

        In connection with the Spin-Off, holders of RSAs received ordinary shares of Theravance Biopharma. These shares, which are also reflected in the table below, are subject to the same terms and conditions, including vesting, as the underlying Theravance RSAs.

		Option Awards						Stock Awards
Name	Security	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
Michael W. Aguiar	THRX	38,245	(4)	—		23.46	2/7/2016	—		—	—		—
	THRX	25,286	(5)	—		21.80	4/25/2016	—		—	—		—
	THRX	88,502	(6)	—		26.90	2/13/2017	—		—	—		—
	THRX	—		—		—	—	25,000	(7)	353,750	—		—
	TBPH	—		—		—	—	7,143	(7)	106,574	—		—
	THRX	—		—		—	—	49,365	(8)	698,515	63,135	(9)	893,360
	TBPH	—		—		—	—	14,104	(8)	210,432	18,038	(9)	269,127
	THRX	—		—		—	—	3,124	(10)	44,205	—		—
	TBPH	—		—		—	—	891	(10)	13,294	—		—
	THRX	—		—		—	—	5,624	(11)	79,580	—		—
	TBPH	—		—		—	—	1,606	(11)	23,962	—		—
	THRX	—		—		—	—	50,000	(12)	707,500	—		—
	THRX	—		—		—	—	43,905	(13)	621,256	—		—
Eric d'Esparbes	THRX	—		—		—	—	102,471	(14)	1,449,965	—		—
George B. Abercrombie	THRX	—		100,000	(15)	29.32	6/18/2024	—		—	—		—
	THRX	—		—		—	—	10,000	(16)	141,500	—		—
Theodore J. Witek, Jr.	THRX	—		125,000	(17)	23.88	7/23/2024	—		—	—		—
Rick E Winningham	THRX	87,686	(4)	—		23.46	2/7/2016	—		—	—		—
	THRX	87,686	(6)	—		26.90	2/13/2017	—		—	—		—
	THRX	—		—		—	—	55,000	(7)	778,250	—		—
	TBPH	—		—		—	—	15,714	(7)	234,453	—		—
	THRX	—		—		—	—	108,603	(8)	1,536,732	138,897	(9)	1,965,393
	TBPH	—		—		—	—	31,029	(8)	462,953	39,685	(9)	592,100
	THRX	—		—		—	—	6,874	(10)	97,267	—		—
	TBPH	—		—		—	—	1,963	(10)	29,288	—		—
	THRX	—		—		—	—	12,374	(11)	175,092	—		—
	TBPH	—		—		—	—	3,535	(11)	52,742	—		—
	THRX	—		—		—	—	13,750	(12)	194,563	—		—

		Option Awards					Stock Awards
Name	Security	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Leonard M. Blum	THRX	221,255	(18)	—	20.65	7/31/2017	—		—	—		—
	THRX	37,929	(19)	—	12.86	7/22/2018	—		—	—		—
	THRX	—		—	—	—	25,000	(7)	353,750	—		—
	TBPH	—		—	—	—	7,143	(7)	106,574	—		—
	THRX	—		—	—	—	49,365	(8)	698,515	63,135	(9)	893,360
	TBPH	—		—	—	—	14,104	(8)	210,432	18,038	(9)	269,127
	THRX	—		—	—	—	3,124	(10)	44,205	—		—
	TBPH	—		—	—	—	891	(10)	13,294	—		—
	THRX	—		—	—	—	5,624	(11)	79,580	—		—
	TBPH	—		—	—	—	1,605	(11)	23,947	—		—
	THRX	—		—	—	—	6,250	(12)	88,438	—		—
Mathai Mammen	THRX	27,687	(20)	—	14.53	2/9/2015	—		—	—		—
	THRX	12,516	(4)	—	23.46	2/7/2016	—		—	—		—
	THRX	16,688	(6)	—	26.90	2/13/2017	—		—	—		—
	THRX	20,861	(21)	—	25.93	7/1/2017	—		—	—		—
	THRX	126,431	(22)	—	15.67	1/28/2018	—		—	—		—
	THRX	—		—	—	—	25,000	(7)	353,750	—		—
	TBPH	—		—	—	—	7,143	(7)	106,574	—		—
	THRX	—		—	—	—	49,365	(8)	698,515	63,135	(9)	893,360
	TBPH	—		—	—	—	14,104	(8)	210,432	18,038	(9)	269,127
	THRX	—		—	—	—	3,124	(10)	44,205	—		—
	TBPH	—		—	—	—	891	(10)	13,294	—		—
	THRX	—		—	—	—	5,624	(11)	79,580	—		—
	TBPH	—		—	—	—	1,605	(11)	23,947	—		—
	THRX	—		—	—	—	6,250	(12)	88,438	—		—

(1)
All of the equity awards held by Messrs. Aguiar, d'Esparbes, Abercrombie and Dr. Witek will vest if we are acquired and the equity holder is subject to an involuntary termination. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC acquires less than 100% of our stock is not considered an acquisition that would trigger vesting acceleration for purposes of the equity awards held by Messrs. Aguiar, d'Esparbes, Abercrombie and Dr. Witek. In connection with the Spin-Off, all of the Theravance equity awards held by Messrs. Winningham and Blum and Dr. Mammen were amended so that they will fully vest in the event Theravance Biopharma is acquired and the holder is subject to an involuntary termination from Theravance Biopharma. The vesting acceleration of the equity awards held by our named executive officers is described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 56.

(2)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of our Common Stock or Theravance Biopharma's ordinary shares, as applicable, at the end of the respective company's 2014 fiscal year, which was $14.15 for us and $14.92 for Theravance Biopharma on December 31, 2014 (the last business day of the 2014 fiscal year for both us and Theravance Biopharma). The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our Common Stock (or Theravance Biopharma's ordinary shares, if applicable).

(3)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of our Common Stock or Theravance Biopharma's ordinary shares, as applicable, at the end of the respective company's 2014 fiscal year, which was $14.15 for us and $14.92 for Theravance Biopharma on December 31, 2014 (the last business day of the 2014 fiscal year for both us and Theravance Biopharma). The actual value (if any) to be realized by the officer depends on whether the performance milestones related thereto are achieved, whether the shares vest following achievement of the performance milestones, and the future performance of our Common Stock (or Theravance Biopharma's ordinary shares, if applicable).

(4)
Messrs. Aguiar and Winningham and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 8, 2006. These options vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(5)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on April 26, 2006. This option vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(6)
Messrs. Aguiar and Winningham and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 14, 2007. These options vested over a four- year period from the date of grant and became fully vested on February 14, 2011.

(7)
Messrs. Aguiar, Winningham and Blum and Dr. Mammen received RSAs under our 2004 Incentive Plan on February 11, 2011. 20% of the RSAs vested on February 20, 2012, and the remaining 80% of the RSAs vest in equal quarterly installments over the next four years, provided the holder remains in continuous service through each vesting date.

(8)
Messrs. Aguiar, Winningham and Blum and Dr. Mammen received performance-contingent RSAs under our 2004 Incentive Plan on February 11, 2011, which we refer to as "Six-Year Performance RSAs." The number of shares in column (g) reflects the RSAs for which the performance-based vesting was deemed achieved in connection with the Spin-Off. These RSAs will vest on June 2, 2015, subject to continuous service through such date.

(9)
The number of shares in column (i) is the number of Six-Year Performance RSAs that remain subject to the achievement of performance milestones by December 31, 2016 as well as continued employment. As described above in the "Amendments to Equity Awards in Connection with the Spin-Off" section of the "Compensation Discussion and Analysis" beginning on page 28, the Six-Year Performance RSAs have been amended and the shares in column (i) are subject to new performance milestones. The number of shares in column (i) and the value of those shares in column (j) reflect performance assuming milestones that add up to 5.3 points are achieved and full achievement of the performance-based requirement of the Six-Year Performance RSAs.

(10)
Messrs. Winningham, Aguiar and Blum and Dr. Mammen received RSAs under our 2004 Incentive Plan on February 15, 2012. The first 25% of the RSAs vested on February 20, 2013, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided the holder remains in continuous service through each vesting date. Includes 3,437 RSAs (and 982 Theravance Biopharma ordinary shares related thereto) in the case of Mr. Winningham and 1,562 RSAs (and 446 Theravance Biopharma ordinary shares related thereto) in the case of the other officers that were subject to achievement of a performance goal by December 31, 2013 that has already been achieved.

(11)
Messrs. Aguiar, Winningham and Blum and Dr. Mammen received RSAs under our 2012 Incentive Plan on February 7, 2013. The first 25% of the RSAs vested on February 20, 2014, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided the holder remains in continuous service through each vesting date. Includes 6,187 RSAs (and 1,767 Theravance Biopharma ordinary shares related therto) in the case of Mr. Winningham and 2,812 RSAs (and 802 Theravance Biopharma ordinary shares related thereto) in the case of the other officers that were subject to achievement of a performance goal by December 31, 2014 that has already been achieved.

(12)
Messrs. Aguiar, Winningham and Blum and Dr. Mammen received RSAs under our 2012 Incentive Plan on June 2, 2014. As granted, 25% of the RSAs were scheduled to vest on February 20, 2015, and the remaining 75% of the RSAs were scheduled to vest in equal quarterly installments over the next three years; however, as a result of their resignation with us and commencement of employment with Theravance Biopharma, Inc. (or a parent or subsidiary thereof) prior to December 2, 2014, 87.5% of the RSAs held by Messrs. Winningham and Blum and Dr. Mammen were forfeited upon their termination of employment with us. The remaining 12.5% of the RSAs held by Messrs. Winningham and Blum and Dr. Mammen vested on February 20, 2015.

(13)
Mr. Aguiar received RSAs under our 2012 Incentive Plan on August 15, 2014, in connection with his promotion to Chief Executive Officer. 25% of the RSAs will vest on August 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided Mr. Aguiar remains in continuous service through each such vesting date.

(14)
Mr. d'Esparbes received RSAs under our 2012 Incentive Plan on October 16, 2014, in connection with the commencement of his employment. 25% of the RSAs will vest on October 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided Mr. d'Esparbes remains in continuous service through each such vesting date.

(15)
Mr. Abercrombie received a grant of an option to purchase shares of our Common Stock under our 2012 Incentive Plan on June 19, 2014 in connection with the commencement of his employment. 25% of the shares subject to the option will vest on June 19, 2015, and the remaining shares will vest monthly over the following three years thereafter, subject to Mr. Abercrombie's continuous service through each such vesting date.

(16)
Mr. Abercrombie received RSAs under our 2012 Incentive Plan on June 19, 2014, in connection with the commencement of his employment. 25% of the RSAs will vest on each of August 20, 2015, August 20, 2017, August 20, 2018 and August 20, 2019, provided Mr. Abercrombie remains in continuous service through each such vesting date.

(17)
Mr. Witek received a grant of an option to purchase shares of our Common Stock under our 2012 Incentive Plan on July 24, 2014 in connection with the commencement of his employment. 25% of the shares subject to the option will vest on July 1, 2015, and the remaining shares will vest monthly over the following three years thereafter, subject to Mr. Witek's continuous service through each such vesting date.

(18)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on August 1, 2007 in connection with the commencement of his employment. This option vested over a four-year period from the date of grant and became fully vested on August 1, 2011.

(19)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on July 23, 2008. This option vested over a four year period from the date of grant and became fully vested on July 23, 2012.

(20)
Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 10, 2005. Each option vested in 48 equal monthly installments upon completion of each month of continuous service after the date of grant until they became fully vested on February 10, 2009.

(21)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on July 2, 2007. This option vested over a four-year period from the date of grant and became fully vested on July 2, 2011.

(22)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on January 29, 2008. The option vested in 48 equal monthly installments and became fully vested on January 29, 2012.

2014 OPTION EXERCISES AND STOCK VESTED

        The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2014 and the number of shares of restricted stock held by each named executive officer that vested during the 2014 fiscal year.

		Option Awards		Stock Awards
Name	Security	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)		(b)	(c)	(d)	(e)
Michael W. Aguiar	THRX	—	—	67,500	1,854,669
	TBPH	—	—	3,574	76,739
Eric d'Esparbes	THRX	—	—	—	—
George B. Abercrombie	THRX	—	—	—	—
Theodore J. Witek, Jr.	THRX	—	—	—	—
Rick E Winningham	THRX	—	—	148,501	4,080,364
	TBPH	—	—	7,859	168,712
Leonard M. Blum	THRX	—	—	67,500	1,854,689
	TBPH	—	—	3,575	76,755
Mathai Mammen	THRX	42,153	843,564	67,500	1,854,689
	TBPH	—	—	3,575	76,755

(1)
Value realized is based on the fair market value of our Common Stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)
Value realized is based on the fair market value of our Common Stock (or, in the case of Theravance Biopharma ordinary shares received by holders of Theravance RSAs in the Spin-Off, the value is based on the fair market value of Theravance Biopharma's ordinary shares) on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        Each of our current named executive officers is entitled to severance benefits pursuant to our change in control severance plans. In addition, Mr. Aguiar is entitled to severance benefits pursuant to his letter agreement entered into in connection with his appointment as Chief Executive Officer.

Change in Control Severance Benefits

        Pursuant to our change in control severance plans, if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance, he is entitled to the following benefits provided he signs a release of claims:

  •
  In the case of our Senior Vice Presidents, a lump sum payment equal to 150% of the officer's annual base salary and target bonus.

  •
  In the case of our Chief Executive Officer, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 18 months (in the case of our Senior Vice Presidents) or 24 months (in the case of our Chief Executive Officer) or the expiration of the officer's continuation coverage under COBRA.

  •
  Full vesting of any unvested stock options, restricted stock and RSUs held by the officer.

Conditions to Receive Severance Payments Under our Change in Control Severance Plans

        In order to receive severance benefits under our change in control severance plans, an officer must sign a general release of claims. In addition, severance benefits may be conditioned upon the officer's compliance with any confidentiality agreement between the officer and the Company.

Definitions

        The following definitions are used in our change in control severance plan:

        A "change in control" includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

        A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. In addition, except with respect to a GSK Change In Control (defined below), the following stock purchases by GlaxoSmithKline LLC will not constitute a change in control:

  •
  The exercise by GlaxoSmithKline LLC of any of its rights under the Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among the Company, GSK, GlaxoSmithKline LLC and GGL (the "Governance Agreement") to representation on our Board of Directors (and its committees).

  •
  Any acquisition by GlaxoSmithKline LLC of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement.

        A "GSK Change In Control" means the acquisition by GSK, in compliance with the provisions of the Governance Agreement, of 100% of the Company's outstanding voting stock.

        An "involuntary termination" means a termination of an officer's employment by the Company for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officer's base compensation, (3) a material change in the officer's work location or (4) a material breach of the officer's employment agreement by the Company. In order to qualify as an involuntary termination, the officer must give written notice to the Company within 90 days after the initial existence of one of the conditions described above and the Company must not have cured such condition within 30 days thereafter.

        "Misconduct" means an officer's (1) commission of any material act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of our confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of the Company.

Equity Acceleration Upon A Change in Control

        All equity awards granted under our equity incentive plans will fully accelerate in the event of a change in control unless the awards are assumed by the successor corporation or replaced with comparable awards.

280G Tax Gross-Up

        Pursuant to our original Change in Control Severance Plan, in which Mr. Aguiar participates, if an officer meets the conditions for severance payments under such change in control severance plan, and if an independent accounting firm selected by the Company determines that the officer would be subject to excise taxes under Section 4999 of the Code as a result of payments under the change in control severance plan or otherwise, then the Company will pay the officer an additional amount equal to the excise taxes and any income and excise taxes due as a result of the Company's payment of the excise taxes, along with any interest or penalties stemming from these taxes. Officers hired after December 16, 2009, which includes our other current named executive officers, participate in our 2009 Change in Control Severance Plan. The 2009 Change in Control Severance Plan is essentially identical to the original plan except it does not provide for excise tax gross-ups.

Severance

        In addition to the severance benefits he is entitled to pursuant to our change in control severance plan, Mr. Aguiar's offer letter provides that if his employment is terminated by Theravance without cause, he will receive a lump-sum severance payment of 24 months' salary plus two times his current target bonus provided he signs a general release of claims. "Cause" means Mr. Aguiar's (i) unauthorized use or disclosure of the confidential information or trade secrets, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. In the event that Mr. Aguiar is eligible for cash severance benefits under the change in control severance plan, then the severance benefits under his offer letter would not apply.

        The table below reflects the potential payments and benefits to which Messrs. Aguiar, d'Esparbes, Abercrombie and Witek would be entitled under the arrangements described above. The amounts shown in the table below assume that both the change in control and an involuntary termination occurred on December 31, 2014 (the last business day of the 2014 fiscal year) and that all eligibility requirements under the change in control severance plan were met. Messrs. Winningham, Blum and Dr. Mammen would not have been entitled to any payments and benefits upon such an involuntary termination on December 31, 2014 as a result of their resignation from employment with us prior to such date, nor did they receive any severance payments or benefits at the time of their resignation.

        The following assumptions were used in calculating the values described in the table below:

  •
  Value of Option Acceleration:  The value of the vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of our Common Stock on December 31, 2014 (which was $14.15 per share) and the exercise price of the option. Since the exercise price per share of all unvested options held by our named executive officers was greater than the closing stock price of our Common Stock on December 31, 2014, no value is assigned to the acceleration of the options.

  •
  Value of Restricted Stock:  The value of the vesting acceleration of the Theravance RSAs was calculated by multiplying the number of unvested restricted shares by the closing price of our Common Stock on December 31, 2014 (which was $14.15 per share). For Mr. Aguiar, who also holds unvested shares of Theravance Biopharma distributed in the Spin-Off in relation to his Theravance RSAs, the value of the vesting acceleration of the Theravance Biopharma shares was calculated by multiplying the number of such unvested shares by the closing price of Theravance Biopharma's ordinary shares on December 31, 2014 (which was $14.92 per share).

  •
  280G Tax Gross-Up:  The calculation of the gross-up payments in the table below is based on an excise tax rate of 20%, a 39.6% federal income tax rate, a 1.45% Medicare tax rate and a 13.30% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to an executive executing a non-competition agreement.

Name	Bonus for Year of Termination ($)(1)	Cash Severance ($)(2)	Vacation Payout ($)	Options that Vest ($)	Restricted Stock that Vests ($)(3)	Health and Welfare ($)(4)	Excise Tax Gross-Up ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Michael W. Aguiar(5)	350,000	2,100,000	67,305	—	4,021,552	77,808	3,542,575	10,159,225
President and Chief Executive Officer
Eric d'Esparbes	31,667	855,000	4,982	—	1,449,965	40,536	—	2,382,150
Senior Vice President, Chief Financial Officer
George B. Abercrombie	100,000	900,000	5,769	—	141,500	—	—	1,147,269
Senior Vice President, Corporate Partnerships, Commercial
Theodore J. Witek, Jr.	100,000	900,000	9,615	—	—	8,334	—	1,017,949
Senior Vice President, Corporate Partnerships, Clinical and Medical Affairs

(1)
Reflects payment of the officer's 2014 target bonus, pro-rated as applicable for less than a full year of employment with us in 2014.

(2)
Reflects payment of 1.5 or 2 times the officer's base salary and target bonus, as applicable.

(3)
Reflects full vesting of all unvested RSAs including, in the case of Mr. Aguiar, the unvested ordinary shares of Theravance Biopharma that were distributed in the Spin-Off in relation to Mr. Aguiar's unvested Theravance RSAs.

(4)
Reflects the cost of each officer's COBRA premiums for 18 or 24 months, as applicable.

(5)
If Mr. Aguiar's employment had been terminated by Theravance without cause on December 31, 2014 other than in connection with a change in control, he would have been entitled to receive the cash severance payments indicated in column (c) and the vacation payout in column (d) but no other benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	6,097,875	(1)	$22.68	(3)	3,036,820	(4)
Equity compensation plans not approved by security holders	99,500	(2)	$10.67	(3)	—

Total	6,197,375	(1)(2)	$22.46	(3)	3,036,820	(4)

(1)
Includes 5,322,719 shares issuable upon exercise of outstanding options and 775,156 shares issuable upon vesting of outstanding restricted stock units.

(2)
Includes 99,500 shares issuable upon exercise of outstanding options and no outstanding restricted stock units.

(3)
Does not take into account outstanding restricted stock units as these awards have no exercise price.

(4)
Includes 284,139 shares of Common Stock available for issuance under our 2004 Employee Stock Purchase Plan.

        The Theravance, Inc. 2008 New Employee Equity Incentive Plan is a non-stockholder approved plan, which was adopted by the Board of Directors on January 29, 2008 and amended on July 21, 2009 and was intended to satisfy the requirements of Nasdaq Marketplace Rule 5635(c)(4). Non-statutory options, RSUs, and restricted stock awards were granted under the New Employee Equity Incentive Plan to new employees of the Company. The Board authorized 700,000 shares of Common Stock for issuance under the New Employee Equity Incentive Plan. All option grants had an exercise price per share of no less than 100% of the fair market value per share of Common Stock on the grant date. Each option, RSU and restricted stock award vests in installments over the holder's period of service with the Company. Additional features of the New Employee Equity Incentive Plan are outlined in Note 6 to our consolidated financial statements in our Annual Report on Form 10-K filed on February 27, 2015. Following the approval by stockholders of the amendment and restatement of the Theravance, Inc. 2004 Incentive Plan at our Annual Meeting on April 27, 2010, no additional awards have been made or will be made in the future under the 2008 New Employee Equity Incentive Plan.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

        Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee of our Board. Our Audit Committee, which has the principal responsibility for reviewing related person transactions, has adopted written policies and procedures with respect to related person transactions. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders' best interests, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Legal Services

        We have engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), of which Mr. Gunderson, one of our former directors, is a founding partner, as its primary legal counsel. Fees and reimbursable expenses are incurred in the ordinary course of business, and during the year ended December 31, 2014, we paid fees and reimbursable expenses of approximately $2.492 million to Gunderson Dettmer. Mr. Gunderson's interest in these fees is not readily calculable. We believe the services rendered to us by Gunderson Dettmer were on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. We expect to continue to retain the services of Gunderson Dettmer in the future.

Agreements with GSK

        We have previously entered into significant agreements with GSK, which resulted in transactions with GSK during the fiscal year ended December 31, 2014 and transactions that have and may occur during the current fiscal year.

LABA Collaboration

        In November 2002, we entered into our long-acting beta2 agonist (LABA) collaboration with GSK to develop and commercialize once-daily LABA products for the treatment of chronic obstructive pulmonary disease (COPD) and asthma (the "Collaboration Agreement"). For the treatment of COPD, the collaboration has developed two combination products: (1) RELVAR®/BREO® ELLIPTA® (FF/VI) (BREO® ELLIPTA® is the proprietary name in the U.S. and Canada and RELVAR® ELLIPTA® is the proprietary name outside the U.S. and Canada), a once-daily combination medicine consisting of a LABA, vilanterol (VI), and an inhaled corticosteroid (ICS), fluticasone furoate (FF) and (2) ANORO® ELLIPTA® (UMEC/VI), a once-daily medicine combining a long-acting muscarinic antagonist ("LAMA"), umeclidinium bromide (UMEC), with a LABA, VI. Under the collaboration agreements between the parties, GSK and Theravance are exploring various paths to create triple therapy medications. For the treatment of asthma, RELVAR® ELLIPTA® is approved in multiple regions outside of North America and the collaboration is further developing FF/VI for the U.S. The FF/VI program is aimed at developing a once-daily combination LABA/ICS to succeed GSK's Advair®/Seretide™ (salmeterol and fluticasone as a combination) franchise, which had reported 2014 sales of approximately $7.0 billion, and to compete with Symbicort® (formoterol and budesonide as a combination), which had reported 2014 sales of approximately $3.8 billion. ANORO® ELLIPTA®, which is also a combination product, is targeted as an alternative treatment option to Spiriva®

(tiotropium), a once-daily, single-mechanism bronchodilator, which had reported 2013 sales of approximately $4.7 billion.

        As a result of the launch and approval of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the U.S., Japan and Europe, we were obligated to pay milestone fees to GSK totaling $220.0 million, which we have paid in their entirety as of December 31, 2014. Although we have no further milestone payment obligations to GSK pursuant to the LABA Collaboration Agreement, we continue to have ongoing development and commercialization activities under the GSK Agreements that are expected to continue over the life of the agreements. The milestone fees paid to GSK were recognized as capitalized fees paid to a related party, which are being amortized over their estimated useful lives commencing upon the commercial launch of the product.

        We are entitled to receive annual royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® as follows: 15% on the first $3.0 billion of annual global net sales and 5% for all annual global net sales above $3.0 billion. Sales of single-agent LABA medicines and combination medicines would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the LABA collaboration, such as ANORO™ ELLIPTA™, royalties are upward tiering and range from 6.5% to 10%.

        As a result of the transactions effected by the Spin-Off, we are now only entitled to receive 15% of the royalties payable by GSK from sales of UMEC/VI/FF (and MABA, and MABA/FF) while Theravance Biopharma, Inc. receives 85% of royalties received from GSK.

2004 Strategic Alliance

        In March 2004, we entered into the Strategic Alliance Agreement with GSK where GSK received an option to license exclusive development and commercialization rights to product candidates from certain of pre-Spin-Off our discovery programs on pre-determined terms and on an exclusive, worldwide basis. Upon GSK's decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. If the program is successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from the program. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. GSK has no further option rights on any of our research or development programs under the strategic alliance.

        In 2005, GSK licensed our MABA program for the treatment of COPD, and in October 2011, we and GSK expanded the MABA program by adding six additional Theravance-discovered preclinical MABA compounds (the "Additional MABAs"). GSK's development, commercialization, milestone and royalty obligations under the Strategic Alliance Agreement remain the same with respect to GSK961081 ('081), the lead compound in the MABA program. GSK is obligated to use diligent efforts to develop and commercialize at least one MABA within the MABA program, but may terminate progression of any or all Additional MABAs at any time and return them to us, at which point we may develop and commercialize such Additional MABAs alone or with a third party. Both GSK and we have agreed not to conduct any MABA clinical studies outside of the strategic alliance so long as GSK is in possession of the Additional MABAs. If a single-agent MABA medicine containing '081 is successfully developed and commercialized, GSK is required to pay royalties of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing '081 is commercialized as a combination product, such as a '081/FF, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. For single-agent MABA medicines containing an Additional MABA, GSK is required to pay royalties of between 10% and 15% of annual global net sales up to $3.5 billion, and 10% for all annual global net sales above $3.5 billion. For combination products containing an Additional MABA, such as a MABA/ICS combination, the royalty rate is 50% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing '081 is successfully developed and commercialized in multiple regions of the world, GSK could be required to pay total contingent payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine. If a MABA medicine containing an Additional MABA is successfully developed and commercialized in multiple regions of the world, GSK could be required to pay total contingent payments of up to $129.0 million. As a result of the transactions effected by the Spin-Off, we are only entitled to receive 15% of any contingent payments and royalties payable by GSK from sales of FF/UMEC/VI (and MABA, and MABA/FF) while Theravance Biopharma receives 85% of those same payments.

Agreements Entered into with GSK in Connection with the Spin-Off

        On March 3, 2014, in contemplation of the Spin-Off of Theravance Biopharma, we, Theravance Biopharma and GSK entered into a series of agreements clarifying how the companies would implement the Spin-Off and operate following the Spin-Off. We, Theravance Biopharma and GSK entered into a three-way master agreement providing for GSK's consent to the Spin-Off provided certain conditions were met. In addition, we and GSK also entered into amendments to the GSK Agreements, and Theravance Biopharma and GSK entered into a governance agreement, a registration rights agreement and an extension agreement. The three-way master agreement was effective on June 1, 2014 when we transferred our research and drug development operations to Theravance Biopharma. Pursuant to a three-way master agreement entered into by and among us, Theravance Biopharma and GSK in connection with the Spin-Off, we agreed to sell a certain number of Theravance Biopharma shares withheld from a taxable dividend of Theravance Biopharma shares to GSK. After such Theravance Biopharma shares were sent to the transfer agent, we agreed to purchase the Theravance Biopharma shares from the transfer agent, rather than have them sold on the open market, in order to satisfy tax withholdings. GSK had a right to purchase these shares of Theravance Biopharma from us, but this right expired unexercised. Accordingly, at December 31, 2014, we owned 436,802 ordinary shares of Theravance Biopharma.

        The amendments to the GSK Agreements do not change the economics or royalty rates under the GSK Agreements, though the assignment of the Strategic Alliance Agreement and portions of the LABA Collaboration Agreement to TRC do change how the economics are allocated between Theravance Biopharma and us. The amendments to the GSK Agreements do provide that GSK's diligent efforts obligations regarding commercialization matters under both agreements will change upon regulatory approval in either the United States or the European Union (the "EU") of FF/UMEC/VI or a MABA in combination with FF. Upon such regulatory approval, GSK's diligent efforts obligations as to commercialization matters under the GSK Agreements will have the objective of focusing on the best interests of patients and maximizing the net value of the overall portfolio of products under the GSK Agreements. Since GSK's commercialization efforts following such regulatory approval will be guided by a portfolio approach across products in which we will retain our full interests upon the Spin-Off and also products in which we have retained only a portion of our interests following the Spin-Off, GSK's commercialization efforts may have the effect of reducing the overall value of our remaining interests in the GSK Agreements following the Spin-Off.

Purchases of Common Stock by GSK

        In 2014, GSK purchased 1.7 million shares of our common stock pursuant to its periodic "top-up" rights under our Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among us, GSK and certain GSK affiliates, for a total investment of $38.1 million.

	Common Stock Shares Purchased	Aggregate Purchase Price (in thousands)
Purchase dates
February 11, 2014	342,229	$12,851
May 9, 2014	317,770	$8,545
August 11, 2014	172,651	$3,912
November 14, 2014	832,456	$12,787

Delivery of Documents to Stockholders Sharing an Address

        A number of brokers with account holders who are Theravance, Inc. stockholders may be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Theravance, Inc., 951 Gateway Boulevard, South San Francisco, California 94080 Attn: Corporate Secretary or contact Eric d'Esparbes, Senior Vice President, Chief Financial Officer at (650) 238-9640. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Michael W. Aguiar President and Chief Executive Officer

March 24, 2015

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000232334_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Michael W. Aguiar 02 Catherine J. Friedman 03 Terrence Kearney 04 Paul Pepe 05 James L. Tyree 06 William H. Waltrip THERAVANCE, INC. 951 GATEWAY BLVD. SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. Approve the nonbinding advisory resolution regarding executive compensation. 3. Ratify the selection by the Audit Committee of the Board of Directors for Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000232334_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . THERAVANCE, INC. Annual Meeting of Stockholders April 24, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Michael W. Aguiar and Eric d'Esparbes and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Theravance, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 24, 2015 or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Meeting. Continued and to be signed on reverse side